AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

BY AND AMONG

VILLAGE BANK AND TRUST FINANCIAL CORP.

VILLAGE BANK

AND

RIVER CITY BANK

Dated March 9, 2008

	ARTICLE I
	CERTAIN DEFINITIONS

1.1	Certain Definitions	1

	ARTICLE II
	THE MERGER

2.1	The Merger	7

2.2	Effective Date and Effective Time	8

	ARTICLE III
	CONSIDERATION; EXCHANGE PROCEDURES

3.1	Merger Consideration	9

3.2	Election and Proration Procedures	9

3.3	Rights as Stockholders; Stock Transfers	12

3.4	Fractional Shares	12

3.5	Exchange Procedures	13

3.6	Anti-Dilution Provisions	14

3.7	Options.	14

3.8	Lost Certificates	15

	ARTICLE IV
	ACTIONS PENDING THE EFFECTIVE TIME

4.1	Forebearances of River City Bank	15

4.2	Forebearances of Village Financial	18

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

5.1	Disclosure Schedules	20

5.2	Standard	21

5.3	Representations and Warranties of River City Bank	21

5.4	Representations and Warranties of Village Financial	35

	ARTICLE VI
	COVENANTS

6.1	Affirmative Covenants of River City Bank	48

6.2	Affirmative Covenants of Village Financial	51

6.3	Reasonable Best Efforts	53

6.4	Registration Statement	53

6.5	Press Releases	54

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6.6	Access; Information	54

6.7	Acquisition Proposals	55

6.8	Takeover Laws	55

6.9	Certain Policies	55

6.10	Regulatory Applications	56

6.11	Benefit Plans	56

6.12	Notification of Certain Matters	57

6.13	River City Bank Directors and Officers	57

6.14	Employment of Other River City Bank Employees	57

6.15	Expenses	57

6.16	Indemnification	58

	ARTICLE VII
	CONDITIONS TO CONSUMMATION OF THE MERGER

7.1	Conditions to Each Party’s Obligation to Effect the Merger	59

7.2	Conditions to Obligation of River City Bank	60

7.3	Conditions to Obligation of Village Financial	61

	ARTICLE VIII
	TERMINATION

8.1	Termination	61

8.2	Effect of Termination and Abandonment	64

8.3	Fees and Expenses	64

	ARTICLE IX
	MISCELLANEOUS

9.1	Survival	65

9.2	Waiver; Amendment	65

9.3	Counterparts	65

9.4	Governing Law and Jurisdiction	65

9.5	Notices	66

9.6	Entire Understanding; No Third Party Beneficiaries	66

9.7	Interpretation; Effect	67

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AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of March 9, 2008 (this “Agreement”), by and among VILLAGE BANK AND TRUST FINANCIAL CORP., (“Village Financial”), VILLAGE BANK (“Village Bank”) and RIVER CITY BANK (“River City Bank”).

RECITALS

A. Village Financial. Village Financial is a Virginia corporation, having its principal place of business in Midlothian, Virginia.

B. Village Bank. Village Bank is a Virginia corporation, having its principal place of business in Midlothian, Virginia.

C. River City Bank. River City Bank is a Virginia corporation, having its principal place of business in Mechanicsville, Virginia.

D. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986 (the “Code”).

E. Board Action. The respective Boards of Directors of each of Village Financial and River City Bank have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving River City Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, River City Bank other than the transactions contemplated by this Agreement.

“Additional Fee” has the meaning set forth in Section 8.3(a).

“Affiliates” has the meaning set forth in Section 5.3(dd).

“Affiliates’ Agreement” has the meaning set forth in Section 6.1(a).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.2.

“Cash Consideration” has the meaning set forth in Section 3.1(a).

“Cash Election” has the meaning set forth in Section 3.2(b).

“Cash Election Number” has the meaning set forth in Section 3.2(b).

“Cash Election Shares” has the meaning set forth in Section 3.2(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Costs” has the meaning set forth in Section 6.16(a).

“Disclosure Schedule” has the meaning set forth in Section 5.1.

 “DOL” means the United States Department of Labor.

“EDGAR” has the meaning set forth in Section 5.3(g)(ii).

“Effective Date” has the meaning set forth in Section 2.2.

“Effective Time” means the effective time of the Merger, as provided for in Section 2.2.

“Election Deadline” has the meaning set forth in Section 3.2(c).

“Election Form” has the meaning set forth in Section 3.2(a).

“Election Modification Period” has the meaning set forth in Section 3.2(c).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws, rules, ordinances and regulations regarding or related to protection of human health, safety or the environment, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Sections 3.2(c).

“Exchange Fund” has the meaning set forth in Section 3.5(a).

“Exchange Ratio” shall mean 1.0.

“FDIC” has the meaning set forth in Section 5.3(aa).

“Fee” has the meaning set forth in Section 8.3(a).

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Indemnified Party” has the meaning set forth in Section 6.16(a).

“Insurance Amount” has the meaning set forth in Section 6.16(b).

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.4(a).

“Lien” means encumbrances, mortgages, pledges, liens, charges, security interests and other defects in title generally considered to be liens.

“Loan” has the meaning set forth in Section 6.1(c)(vii).

“Loan Collateral” has the meaning set forth in Section 5.3(w)(ii).

“Loan Loss Reserve” has the meaning set forth in Section 5.3(w)(vi).

“Mailing Date” has the meaning set forth in Section 3.2(a).

“Material Adverse Effect” means, with respect to Village Financial or River City Bank, any effect that (i) is material and adverse to the financial position, results of operations or business of Village Financial and its Subsidiaries taken as a whole or River City Bank, respectively, or (ii) would materially impair the ability of either Village Financial or River City Bank to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in economic conditions affecting financial institutions generally, including, but not limited to, changes in market interest rates or the projected future interest rate environment, (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (e) actions and omissions of Village Financial or River City Bank taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, or (f) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Maximum Cash Conversion Number” has the meaning set forth in Section 3.2(d).

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Mixed Election” has the meaning set forth in Section 3.2(b).

“NASDAQ” means The NASDAQ Stock Market, Inc.’s Capital Market.

“New Certificate” has the meaning set forth in Section 3.5(a).

“Non-Election” has the meaning set forth in Section 3.2(b).

“Non-Election Shares” has the meaning set forth in Section 3.2(b).

“Old Certificate” has the meaning set forth in Section 3.5(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a labor union, a trust or any other entity or organization, including a government, a governmental or judicial or regulatory organization or body, a political subdivision or an agency or instrumentality thereof.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in Village Financial’s SEC Documents or River City Bank’s Filed Documents.

“Registration Statement” has the meaning set forth in Section 6.4(a).

“Replacement Option” has the meaning set forth in Section 3.7(a).

“Representative” has the meaning set forth in Section 3.2(b).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“River City Bank” has the meaning set forth in the Introduction.

“River City Bank Common Stock” means the common stock, par value $5.00 per share, of River City Bank.

“River City Bank Compensation and Benefit Plans” has the meaning set forth in Section 5.3(m).

“River City Bank Consultants” has the meaning set forth in Section 5.3(m)(i).

“River City Bank Directors” has the meaning set forth in Section 5.3(m)(i).

“River City Bank Employees” has the meaning set forth in Section 5.3(m)(i).

“River City Bank ERISA Affiliate” has the meaning set forth in Section 5.3(m)(iii).

“River City Bank Fairness Opinion” has the meaning set forth in Section 7.1(g).

“River City Bank Meeting” has the meaning set forth in Section 6.1(b).

“River City Bank Pension Plan” has the meaning set forth in Section 5.3(m)(ii).

“River City Bank Real Property” has the meaning set forth in Section 5.3(v)(i).

“River City Bank Real Property Leases” has the meaning set forth in Section 5.3(v)(i).

“River City Bank Stock Options” has the meaning set forth in Section 3.7(a).

“River City Bank Stock Plans” has the meaning set forth in Section 3.7(a).

“River City Bank’s Filed Documents” has the meaning set forth in Section 5.3(g)(i).

“SCC” means the Virginia State Corporation Commission.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Stegeman Employment Agreement” has the meaning set forth in Section 2.1(c).

“Stock Consideration” has the meaning set forth in Section 3.1(a).

“Stock Election” has the meaning set forth in Section 3.2(b).

“Stock Election Number” has the meaning set forth in Section 3.2(b).

“Stock Election Shares” has the meaning set forth in Section 3.2(b).

“Subsidiary” has the meaning ascribed to it in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 8.1(g).

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Takeover Laws” has the meaning set forth in Section 5.3(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Total Cash Consideration” means $3,962,592.00.

“Total Cash Election Consideration” has the meaning set forth in Section 3.2(d).

“Total Stock Consideration” means 1,440,942 shares of Village Financial Common Stock.

“Village Bank” has the meaning set forth in the Introduction.

“Village Financial” has the meaning set forth in the Introduction.

“Village Financial Common Stock” means the common stock, par value $4.00 per share, of Village Financial.

“Village Financial Compensation and Benefit Plans” has the meaning set forth in Section 5.4(l)(i).

“Village Financial Consultants” has the meaning set forth in Section 5.4(l)(i).

“Village Financial Directors” has the meaning set forth in Section 5.4(l)(i).

“Village Financial Employees” has the meaning set forth in Section 5.4(l)(i).

“Village Financial ERISA Affiliate” has the meaning set forth in Section 5.4(l)(iii).

“Village Financial Fairness Opinion” has the meaning set forth in Section 7.1(g).

“Village Financial Meeting” has the meaning set forth in Section 6.2(a).

“Village Financial Pension Plan” has the meaning set forth in Section 5.4(l)(ii).

“Village Financial Ratio” has the meaning set forth in Section 8.1(f)(i).

“Village Financial’s SEC Documents” has the meaning set forth in Section 5.4(h)(i).

“VSCA” means the Virginia Stock Corporation Act.

ARTICLE II
THE MERGER

2.1 The Merger.

(a) At the Effective Time, River City Bank shall merge with and into Village Bank (the “Merger”), the separate corporate existence of River City Bank shall cease and Village Bank shall survive and continue to exist as a Virginia corporation (Village Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). Village Financial may at any time prior to the Effective Time change the method of effecting the combination with River City Bank (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as hereinafter defined), or the relative proportions of cash and Village Financial Common Stock included therein, (ii) adversely affect the tax treatment of River City Bank’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Village Financial shall provide River City Bank prior written notice of such change and the reasons therefor.

(b) At the Effective Time, the Merger shall have all of the effects described in Section 13.1-721 of the VSCA, and by reason of the Merger, all of the property, assets and rights of every kind and character of River City Bank (including without limitation all real, personal or mixed property, all debts due on whatever account, and every other interest of or belonging to or due to River City Bank, whether tangible or intangible) shall be transferred to and vest in Village Bank, and Village Bank shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of River City Bank (including all trust and other fiduciary properties, powers and rights), all without any transfer, conveyance, assignment or further act or deed; and, Village Bank shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of River City Bank (including duties as trustee or fiduciary) as of the Effective Time.

(c) The Articles of Incorporation and the Bylaws of Village Financial in effect at the Effective Time will remain in effect until otherwise amended in accordance with law and the Bylaws of Village Financial. The Articles of Incorporation and Bylaws of Village Bank in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of Village Bank as the Surviving Corporation of the Merger. The number of directors of the Board of Directors of Village Financial and Village Bank shall be reduced by one (1) from nine (9) to eight (8) in accordance with Section 6.13 and such eight (8) directors (together with the four (4) new directors to be appointed as set forth in the next sentence) in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors. Four (4) River City Bank Directors as provided in Section 6.13 shall be additionally appointed to the Board of Directors of Village Financial and Village Bank as of the Effective Time, to hold such office until removed as provided by law or until the election or appointment of a successor. One (1) of the four (4) of the River City Bank Directors appointed to the Board of Directors of Village Financial and Village Bank will assume the term of the one (1) outgoing member from each of the Board of Directors of Village Financial and Village Bank. Each of the remaining three (3) River City Bank Directors will be slotted into one (1) of the three (3) tiers of staggered terms established for the Board of Directors of Village Financial and Village Bank, with each such director being slotted into a different tier. River City Bank, in its sole discretion, shall choose where its four (4) directors are slotted on the Board of Directors of Village Financial and Village Bank consistent with this subsection. Vacancies on the Board of Directors of Village Financial and Village Bank shall be filled by a qualified individual in accordance with each corporation’s Bylaws. The officers of Village Financial and Village Bank in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors. Additionally, Village Financial shall enter into an employment agreement with William D. Stegeman in the form attached hereto as Exhibit A (the “Stegeman Employment Agreement”), which will be executed as of the date of this Agreement and effective as of the Effective Time.

2.2 Effective Date and Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McGuireWoods LLP, One James Center, 901 E. Cary Street, Richmond, Virginia 23219, or at such other place as Village Financial and River City Bank shall mutually designate, on a date mutually agreed by Village Financial and River City Bank (the “Closing Date”) which the parties shall use their best efforts to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the Closing (or, at the election of Village Financial, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing. Subject to the terms and conditions set forth in this Agreement (including, without limitation, the receipt of all required approvals of Governmental Authorities), the Merger shall be effective on the date (the “Effective Date”) and at the time (the “Effective Time”) specified in the Articles of Merger as filed with the SCC in accordance with law. At the Closing, Village Financial, Village Bank and River City Bank shall take such actions (including, without limitation, the delivery of certain closing documents) as are required herein and as shall otherwise be required by law to consummate the Merger and cause it to become effective, and shall execute Articles of Merger substantially in the form attached as Exhibit B hereto.

ARTICLE III
CONSIDERATION; EXCHANGE PROCEDURES

3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Stock Consideration and Cash Consideration. Each holder of shares of River City Bank Common Stock (other than River City Bank or Village Financial and its Subsidiaries except for shares held by them in a fiduciary capacity) shall receive in respect of each such share, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, including the limitations set forth in Sections 3.2(e) either (i) the number of shares of Village Financial Common Stock equal to one (1.0) multiplied by the applicable Exchange Ratio (the “Stock Consideration”) or (ii) $11.00 in cash without interest (the “Cash Consideration”) or a combination of the Stock Consideration and the Cash Consideration as set forth in Section 3.2(b)(iii); provided, however, for clarification, that the Total Cash Consideration shall equal $3,962,592.00, the Total Stock Consideration shall equal 1,440,942 shares of Village Financial Common Stock, and the 88,225 River City Bank Stock Options shall be converted into Replacement Options with the right to receive Village Financial Common Stock as set forth in Section 3.7(a). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.” No share of River City Bank Common Stock shall be deemed to be outstanding or have any rights other than those set forth in this Article III after the Effective Time.

(b) Outstanding Village Financial Stock. Each share of Village Financial Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(c) Outstanding Village Bank Stock. Each share of capital stock of Village Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger, and no consideration shall be issued in exchange therefor.

3.2 Election and Proration Procedures.

(a) An election form in such form as River City Bank and Village Financial shall mutually agree (an “Election Form”) shall be mailed or caused to be mailed by Village Financial on the Mailing Date (as defined below) to each holder of record of shares of River City Bank Common Stock as of a record date that shall be the same date as the record date for eligibility to vote on the Merger. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of River City Bank Common Stock. Village Financial shall make available Election Forms as may be reasonably requested by all persons who become holders of River City Bank Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and River City Bank shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(b) Subject to Sections 3.2(d) and 3.2(e), each Election Form shall entitle the holder of shares of River City Bank Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) elect to receive the Cash Consideration for all of such holder’s shares (a“Cash Election”), (iii) elect to receive the Stock Consideration with respect to 80% of such holder’s shares and the Cash Consideration with respect to 20% of such holder’s shares (a “Mixed Election”) or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration and/or the Stock Consideration and such holder shall receive a combination thereof consistent with the Mixed Election (a “Non-Election”). Holders of record of shares of River City Bank Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of River City Bank Common Stock held by that Representative for a particular beneficial owner. Shares of River City Bank Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election or as a result of a Non-Election) are referred to herein as “Cash Election Shares.” Shares of River City Bank Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election or as a result of a Non-Election) are referred to herein as “Stock Election Shares.” Shares of River City Bank Common Stock as to which no election has been made are referred to as “Non-Election Shares.” The aggregate number of shares of River City Bank Common Stock with respect to which a Cash Election, a Mixed Election (but only with respect to such portion related to the Cash Consideration) or a Non-Election (but only with respect to such portion related to the Cash Consideration) has been made is referred to herein as the “Cash Election Number.” The aggregate number of shares of River City Bank Common Stock with respect to which a Stock Election, a Mixed Election (but only with respect to such portion related to the Stock Consideration) or a Non-Election (but only with respect to such portion related to the Stock Consideration) has been made is referred to herein as the “Stock Election Number.”

(c) To be effective, a properly completed Election Form must be received by Registrar and Transfer Company (the “Exchange Agent”) on or before 5:00 p.m., Eastern Standard Time, on the third business day immediately preceding the River City Bank Meeting (or such other time and date as River City Bank and Village Financial may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary lost instrument affidavits and indemnitees regarding the loss or destruction of such Old Certificates as set forth in Section 3.8) representing all shares of River City Bank Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any River City Bank stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any River City Bank stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the affidavit with respect to such Old Certificates, previously deposited with the Exchange Agent. Notwithstanding the previous two sentences, if the Effective Time shall not occur within 30 days following the Election Deadline, then during the period commencing on the 31st day following the Election Deadline and ending on 5:00 p.m., Eastern time, on the third business day prior to the Closing Date (the “Election Modification Period”), any River City Bank stockholder may change or revoke his or her election in the manner specified in the previous two sentences. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Village Financial and River City Bank that this Agreement has been terminated. If a River City Bank stockholder (i) does not submit a properly completed Election Form by the Election Deadline, (ii) revokes (as opposed to changes) his or her Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline or (iii) revokes his or her Election Form during the Election Modification Period, the shares of River City Bank Common Stock held by such stockholder shall be designated Non-Election Shares. Village Financial shall cause the Certificates representing River City Bank Common Stock described in (ii) in the immediately preceding sentence to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the Person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d) Notwithstanding any other provision contained in this Agreement, if the Cash Election Number multiplied by $11.00 (the “Total Cash Election Consideration”) exceeds the Total Cash Consideration, then each of the Non-Election Shares shall be converted on a pro-rata basis as set forth in Section 3.2(e)(i) below and then, if necessary, each of the Cash Election Shares shall be converted on a pro-rata basis as set forth in Section 3.2(e)(i) below. Notwithstanding any other provision contained in this Agreement, if the Stock Election Number exceeds the Total Stock Consideration, then each of the Non-Election Shares shall be converted on a pro-rata basis as set forth in Section 3.2(e)(ii) below and then, if necessary, each of the Stock Election Shares shall be converted on a pro-rata basis as set forth in Section 3.2(e)(ii) below.

(e) Within three business days after the Election Deadline, Village Financial shall cause the Exchange Agent to effect the allocation among holders of River City Bank Common Stock of rights to receive the Cash Consideration or the Stock Consideration as follows:

(i) if the Total Cash Election Consideration exceeds the Total Cash Consideration, then, first, each of the Non-Election Shares shall be converted on a pro-rata basis so that the Total Cash Election Consideration equals the Total Cash Consideration and the balance of the Non-Election Shares not converted into Cash Consideration shall be converted on a pro-rata basis across all Non-Election Shares into the right to receive the applicable Stock Consideration and then, if necessary, each of the Cash Election Shares shall be converted on a pro-rata basis across all of the Cash Election Shares so that the Total Cash Election Consideration equals the Total Cash Consideration and the balance of the Cash Election Shares not converted into Cash Consideration shall be converted on a pro-rata basis across all Cash Election Shares into the right to receive the applicable Stock Consideration.

(ii) if the Stock Election Number exceeds the Total Stock Consideration, then, first, each of the Non-Election Shares shall be converted on a pro-rata basis so that the Stock Election Number equals the Total Stock Consideration and the balance of the Non-Election Shares not converted into Stock Consideration shall be converted on a pro-rata basis across all Non-Election Shares into the right to receive the applicable Cash Consideration and then, if necessary, each of the Stock Election Shares shall be converted on a pro-rata basis across all of the Stock Election Shares so that the Stock Election Number equals the Total Stock Consideration and the balance of the Stock Election Shares not converted into Stock shall be converted on a pro-rata basis across all Stock Election Shares into the right to receive the applicable Cash Consideration.

3.3 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of River City Bank Common Stock shall cease to be, and shall have no rights as, stockholders of River City Bank, other than to receive the Merger Consideration and any dividend or other distribution with respect to such River City Bank Common Stock with a record date occurring prior to the Effective Time, and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of River City Bank or the Surviving Corporation of shares of River City Bank Common Stock.

3.4 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Village Financial Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Village Financial shall pay to each holder of River City Bank Common Stock who would otherwise be entitled to a fractional share of Village Financial Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by $11.00.

3.5 Exchange Procedures.

(a) At or prior to the Effective Time, Village Financial shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of River City Bank Common Stock (“Old Certificates”), for exchange in accordance with this Article III, (i) certificates representing shares of Village Financial Common Stock (“New Certificates”) equal to the Total Stock Consideration and (ii) an amount of cash necessary to pay the Total Cash Consideration of the Merger Consideration (the “Exchange Fund”). The Exchange Fund will be distributed promptly in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates who has not previously submitted such Old Certificates with a properly completed Election Form, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article III, and the cash, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article III, any cash in lieu of fractional shares into which the shares of River City Bank Common Stock represented by the Old Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of Village Financial Common Stock that such holder has the right to receive pursuant to Article III, if any, (ii) a check representing the amount of the cash that such holder is entitled to receive pursuant to Article III, if any, and/or (iii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article III, and the Old Certificates so surrendered shall forthwith be cancelled.

(c) Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of River City Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to Village Financial Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of River City Bank Common Stock converted in the Merger into the right to receive shares of such Village Financial Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefore in accordance with the procedures set forth in this Section 3.5. After becoming so entitled in accordance with this Section 3.5, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of Village Financial Common Stock such holder had the right to receive upon surrender of the Old Certificates.

(e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of River City Bank for 12 months after the Effective Time shall be paid to Village Financial. Any stockholders of River City Bank who have not theretofore complied with this Article III shall thereafter look only to Village Financial for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Village Financial Common Stock deliverable in respect of each share of River City Bank Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

3.6 Anti-Dilution Provisions. In the event Village Financial changes (or establishes a record date for changing) the number of shares of Village Financial Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding Village Financial Common Stock and the record date therefore shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the Village Financial Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted.

3.7 Options.

(a) At the Effective Time, each outstanding option (each, a “River City Bank Stock Option”) to purchase shares of River City Bank Common Stock under any and all plans of River City Bank under which stock options have been granted and are outstanding (collectively, the “River City Bank Stock Plans”) shall vest pursuant to the terms thereof and shall be converted into an option (each, a “Replacement Option”) to acquire, on the same terms and conditions as were applicable under such River City Bank Stock Option in accordance with the requirements of Treasury Regulation Section 1.424-1, the number of shares of Village Financial Common Stock equal to (a) the number of shares of River City Bank Common Stock subject to the River City Bank Stock Option, multiplied by (b) the Exchange Ratio. Such product shall be rounded to the nearest whole number. The exercise price per share (rounded to the nearest whole cent) of each Replacement Option shall equal (y) the exercise price per share for the shares of River City Bank Common Stock pursuant to such River City Bank Stock Option divided by (z) the Exchange Ratio. At or prior to the Effective Time, River City Bank shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the River City Bank Stock Plans to permit the replacement of the outstanding River City Bank Stock Options by Village Financial pursuant to this Section. Village Financial and Village Bank acknowledge and agree that at or prior to the Effective Time, (i) River City Bank will cause River City Bank Stock Plans and stock option agreements pursuant to which members of the Board of Directors of River City Bank were issued River City Bank Stock Options to be amended to delete provisions that cause the River City Bank Stock Options to expire if the optionee is no longer a member of the Board of Directors of River City Bank, and (ii) River City Bank will cause River City Bank Stock Plans and stock option agreements with respect to any employee of River City Bank not offered employment by Village Financial (but specifically excluding those employees of River City Bank who voluntarily terminate their employment at or prior to the Effective Time) to be amended to delete provisions that cause the River City Bank Stock Options to expire if the employee is no longer an employee of River City Bank and to convert such incentive stock options to non-qualified stock options; provided, however, that any amendments to the River City Bank Stock Plans or stock option agreements shall not cause such Plans or stock option agreements to become subject to Section 409A of the Code, or in the alternative if currently subject to Section 409A of the Code, any amendments to the River City Stock Plans or stock option agreements shall not cause such Plans or stock option agreements to violate Section 409A of the Code. River City Bank shall further take all action necessary to terminate the River City Bank Stock Plans as of the Effective Time.

(b) At all times after the Effective Time, Village Financial shall reserve for issuance such number of shares of Village Financial Common Stock as necessary so as to permit the exercise of options granted under the River City Bank Stock Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Village Financial shall make all filings required under federal and state securities laws no later than the Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and Village Financial shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of such shares.

3.8 Lost Certificates. Shareholders of River City Bank whose Old Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the Merger Consideration to which they are entitled in accordance with and upon compliance with reasonable conditions imposed by Village Financial, including without limitation, a requirement that those shareholders provide lost instruments affidavits and indemnities or surety bonds in form, substance and amounts satisfactory to Village Financial.

ARTICLE IV
ACTIONS PENDING THE EFFECTIVE TIME

4.1 Forebearances of River City Bank. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Village Financial, River City Bank will not:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, River City Bank Employees and business associates, or take any action reasonably likely to have an adverse affect upon its ability to perform any of its material obligations under this Agreement.

(b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of River City Bank Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of River City Bank Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights. Additionally, River City Bank will not grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or declare or make any distribution on any shares of River City Bank Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any River City Bank Employee, River City Bank Director or officer of River City Bank, or grant any salary or wage increase or increase any River City Bank Compensation and Employee Benefit Plan, except River City Bank may award normal individual increases in compensation to River City Bank Employees in the ordinary course of business consistent with past practice.

(e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iii) pursuant to Section 3.7 hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any River City Bank Employee, River City Bank Director or officer of River City Bank, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder. Notwithstanding the foregoing, River City Bank shall be permitted to amend all stock option agreements entered into between itself and any River City Bank Director for the sole purpose of deleting provisions in such option agreements that cause the options granted therein to expire if such River City Bank Director ceases to be a director of River City Bank. Additionally, notwithstanding the foregoing, River City Bank shall be permitted to amend the River City Stock Plans and stock option agreements as set forth in Section 3.7(a).

(f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it.

(g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other Person.

(h) Governing Documents. Amend its Articles of Incorporation or Bylaws.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.3(k)) or amend or modify in any material respect any of its existing material contracts. Additionally, River City Bank will not enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Section 4.1) (i) for or with respect to any charitable contributions exceeding the budgeted amounts; (ii) pursuant to which River City Bank would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other Person; (iii) which is entered into other than in the ordinary course of its business; or (iv) which, in the case of any one contract, agreement, commitment or understanding, and whether or not in the ordinary course of its business, would obligate or commit River City Bank to make expenditures over any period of time of more than $50,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of River City Bank’s lending operations and expenses incurred in connection with this Agreement and the transactions contemplated hereby).

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to River City Bank.

(l) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o) Liens; Encumbrances. River City Bank will not mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those Liens Previously Disclosed to Village Financial, remain subject to, any Lien (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits, repurchase agreements, or Federal Home Loan Bank borrowings).

(p) Waiver of Rights. River City Bank will not waive, release or compromise any rights in its favor against or with respect to any of its officers, River City Bank Directors or shareholders or members of families of officers, River City Bank Directors or shareholders, nor will River City Bank waive, release or compromise any rights against or with respect to any other Person except in the ordinary course of business and in good faith for fair value in money or money’s worth.

(q) Aggregate Deposit Liabilities. River City Bank will not take any actions intended to materially increase or decrease the aggregate level of its deposits from that contemplated in the fiscal year 2008 budget provided to Village Financial.

(r) Foreclosures. Except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, River City Bank will not bid for or purchase any real property which is covered by that mortgage or deed of trust or which is the subject of that foreclosure.

(s) Commitments. Agree or commit to do any of the foregoing.

4.2 Forebearances of Village Financial. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of River City Bank, Village Financial will not, and will cause Village Bank not to:

(a) Ordinary Course. Conduct the business of Village Financial and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, Village Financial Employees and business associates, or take any action reasonably likely to have an adverse effect upon the ability of either Village Financial or Village Bank to perform any of its material obligations under this Agreement.

(b) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in Village Bank’s interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing Village Bank’s exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in Village Bank’s aggregate exposure to interest rate risk.

(c) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(d) Transactions Involving Village Financial. Enter into any agreement, arrangement or understanding with respect to the merger, acquisition, consolidation, share exchange or similar business combination involving Village Financial and/or Village Bank, where the effect of such agreement, arrangement or understanding, or the consummation or effectuation thereof, would be reasonably likely to result in the termination of this Agreement or materially delay or jeopardize the receipt of the approval of any Governmental Authority; provided, however, that nothing herein shall prohibit any such transaction that by its terms contemplates the consummation of the Merger in accordance with the provisions of this Agreement and which treats holders of River City Bank Common Stock, upon completion of the Merger and their receipt of Village Financial Common Stock, in the same manner as the holders of Village Financial Common Stock.

(e) Governing Documents. Amend its or Village Bank’s Articles of Incorporation or Bylaws.

(f) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, the approximate 135,000 outstanding warrants for Village Financial Common Stock that expire on April 30, 2008 which will be redeemed for Village Financial Common Stock on or about April 30, 2008 and Village Financial’s authority to grant restricted stock to Village Financial Employees consistent with past practice, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Village Financial Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Village Financial Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights. Additionally, Village Financial will not grant or issue any options, warrants, calls, puts, or other rights of any kind relating to the purchase, redemption, or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(g) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(h) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or declare or make any distribution on any shares of Village Financial Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Village Financial’s capital stock.

(i) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any Village Financial Employee, Village Financial Director or officer of Village Financial, or grant any salary or wage increase or increase any Village Financial Compensation and Employee Benefit Plan, except Village Financial may award normal individual increases in compensation to Village Financial Employees in the ordinary course of business consistent with past practice.

(j) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Village Financial Employee, Village Financial Director or officer of Village Financial, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(k) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it.

(l) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other Person.

(m) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(n) Liens; Encumbrances. Village Financial will not mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those Liens Previously Disclosed to River City Bank, remain subject to, any Lien (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits, repurchase agreements, or Federal Home Loan Bank borrowings).

(o) Waiver of Rights. Village Financial will not waive, release or compromise any rights in its favor against or with respect to any of its officers, Village Financial Directors or shareholders or members of families of officers, Village Financial Directors or shareholders, nor will Village Financial waive, release or compromise any rights against or with respect to any other Person except in the ordinary course of business and in good faith for fair value in money or money’s worth.

(p) Foreclosures. Except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, Village Financial and its Subsidiaries will not bid for or purchase any real property which is covered by that mortgage or deed of trust or which is the subject of that foreclosure.

(q) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1 Disclosure Schedules.  On or prior to the date hereof, Village Financial has delivered to River City Bank a schedule and River City Bank has delivered to Village Financial a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 5.3 or 5.4 or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation. All of River City Bank’s and Village Financial’s representations, warranties and covenants contained in this Agreement are qualified by reference to their respective Disclosure Schedules and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

5.2 Standard. No representation or warranty of River City Bank or Village Financial contained in Sections 5.3 or 5.4 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.3 or 5.4 has had or is reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “knowledge” shall mean (i) with respect to Village Financial, actual knowledge of Thomas W. Winfree, Dennis J. Falk and C. Harril Whitehurst, Jr., and (ii) with respect to River City Bank, actual knowledge of William D. Stegeman, Zirkle Blakey, III and James A. Motley, Jr.

5.3 Representations and Warranties of River City Bank. Subject to Sections 5.1 and 5.2 and except as Previously Disclosed, River City Bank hereby represents and warrants to Village Financial:

(a) Organization and Standing. River City Bank is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. River City Bank is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. River City Bank is registered as a state member bank with the Board of Governance of the Federal Reserve System.

(b) Capitalization. As of the date hereof, the authorized capital stock of River City Bank consists of (i) 10,000,000 shares of River City Bank Common Stock, $5.00 par value, of which as of December 31, 2007, 1,801,178 shares were outstanding, and 5,000,000 shares of Preferred Stock, $5.00 par value, of which as of the date hereof, no shares were outstanding. As of the date hereof, except pursuant to the terms of options and stock issued pursuant to the River City Bank Stock Plans, River City Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of River City Bank Common Stock or any other equity securities of River City Bank or any securities representing the right to purchase or otherwise receive any shares of River City Bank Common Stock or other equity securities of River City Bank. As of February 29, 2008, River City Bank has 89,000 shares of River City Bank Common Stock which are issuable and reserved for issuance upon the exercise of River City Bank Stock Options. The outstanding shares of River City Bank Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c) Subsidiaries. River City Bank has no Subsidiaries.

(d) Corporate Power. River City Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and River City Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of a majority of the outstanding shares of River City Bank Common Stock entitled to vote thereon (which is the only vote of River City Bank stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of River City Bank and the Board of Directors of River City Bank. Assuming due authorization, execution and delivery by Village Financial and Village Bank, this Agreement is a valid and legally binding obligation of River City Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults. No consents or approvals of, or filings or registrations with, any Governmental Authority or any other Person are required to be made or obtained by River City Bank in connection with the execution, delivery or performance by River City Bank of this Agreement or to consummate the Merger except for:

(i) filings of applications or notices with federal and state banking authorities;

(ii) the filing of Articles of Merger with the SCC pursuant to the VSCA and the issuance of a certificate of merger in connection therewith. As of the date hereof, River City Bank is not aware of any reason why the approvals set forth in Section 7.1(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b); and

(iii) subject to receipt of the regulatory approvals referred to in the preceding paragraphs (i) and (ii), and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of River City Bank or to which River City Bank or its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of River City Bank, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(g) Financial Reports; Absence of Certain Changes or Events.

(i) River City Bank’s Annual Report on Form 10-KSB for each of the fiscal years ended December  31, 2004, 2005 and 2006 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2006, under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed with the Board of Governors of the Federal Reserve System or distributed or otherwise made available to River City Bank’s stockholders (collectively “River City Bank’s Filed Documents”), as of the date filed, (A) as to form complied or, for filings made after the date hereof, will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and for filings made after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of River City Bank contained in or incorporated by reference into any of River City Bank’s Filed Documents (including the related notes and schedules thereto) fairly presents, or, for filings made after the date hereof, will fairly present, in all material respects the financial position of River City Bank as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of River City Bank in any of River City Bank’s Filed Documents (including any related notes and schedules thereto) fairly presents, or, for filings made after the date hereof, will fairly present, in all material respects the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of River City Bank for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements. For the avoidance of doubt, the representations by River City Bank under this Section 5.3(g) with respect to River City Bank’s Filed Documents that are filed with the Board of Governors of the Federal Reserve after the date of this Agreement shall not include information regarding Village Financial for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

(ii) Section 5.3(g)(ii) of River City Bank’s Disclosure Schedule lists, and upon request, River City Bank has delivered to Village Financial, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K) effected by River City Bank since December 31, 2006. Yount, Hyde & Barbour, P.C. and Cherry, Bekaert & Holland, L.L.P. each has expressed its opinion with respect to the financial statements of River City Bank (including the related notes) included in River City Bank’s Filed Documents is and has been throughout the periods covered by such financial statements (A) an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, (B) “independent” with respect to River City Bank within the meaning of Regulation S-X and (C) in compliance with subsection (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC, the Public Accounting Oversight Board and the Bureau of Financial Institutions of the SCC.

(iii) River City Bank has on a timely basis filed all forms, reports and documents required to be filed by it with the Board of Governors of the Federal Reserve System since December 31, 2004. Section 5.3(g)(iii) of River City Bank’s Disclosure Schedule lists and River City Bank has delivered to Village Financial copies in the form filed with the Board of Governors of the Federal Reserve System or distributed or otherwise made available to its stockholders of (A) its Annual Reports on Form 10-KSB for each fiscal year of the Company beginning since December 31, 2004, (B) its Quarterly Reports on Form 10-QSB for each of the first three fiscal quarters in each of the fiscal years of the River City Bank referred to in clause A above, (C) all proxy statements relating to River City Bank’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Village Financial pursuant to this Section 5.3(g), filed by River City Bank with the Board of Governors of the Federal Reserve System or distributed or otherwise made available to its stockholders since the beginning of the first fiscal year referred above, and (F) all comment letters received by River City Bank from the Staff of the SEC since December 31, 2004 and all responses to such comment letters by or on behalf of River City Bank.

(iv) River City Bank maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning River City Bank is made known on a timely basis to the individuals responsible for the preparation of River City Bank’s filings with the SEC and other public disclosure documents. To River City Bank’s knowledge, each director, executive officer and at least 10% stockholder of River City Bank has filed with the Board of Governors of the Federal Reserve System all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2006. As used in this Section 5.3(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the Board of Governors of the Federal Reserve System or distributed or otherwise made available to its stockholders.

(v) Since September 30, 2007, River City Bank has not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi) Since September 30, 2007, (A) River City Bank has conducted its respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.3 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to River City Bank.

(h) Litigation. No litigation, claim or other proceeding before any court or Governmental Authority is pending against River City Bank and no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters. (i) Neither River City Bank nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board, the FDIC and the Bureau of Financial Institutions of the SCC).

(i) River City Bank has not been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(ii) River City Bank is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j) Compliance with Laws. River City Bank:

(i) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the River City Bank Employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened;

(iii) has received, since December 31, 2006, no notification or communication from any Governmental Authority (A) asserting that River City Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to River City Bank’s knowledge, do any grounds for any of the foregoing exist);

(iv) has complied in all material respects with all applicable federal, state and local laws, regulations and rules relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and occupational safety and health. River City Bank is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing applicable federal, state and local laws, regulations and rules.

(v) is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy; and

(vi) at the Effective Time, the assumption by Village Financial of River City Bank’s obligations under Section 6.11 would be in compliance with Section 13(k) of the Exchange Act.

(k) Material Contracts; Defaults; Compliance with Existing Obligations.

(i) Except for this Agreement, River City Bank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way its conduct of business (including without limitation a non-compete or similar provision). River City Bank is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(ii) River City Bank has performed in all material respects all obligations required to be performed by it as of the date hereof and will perform in all material respects all obligations required to be performed by it following the date hereof, under, and it is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation or Bylaws, and/or any contract, agreement, lease, mortgage, note, bond, indenture, license, obligation, understanding, or other undertaking (whether oral or written) to which River City Bank is bound or by which it, its business, capital stock, or any of its properties or assets may be affected, which default or violation would have a Material Adverse Effect on River City Bank.

(l) No Brokers. No action has been taken by River City Bank that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Davenport & Company LLC.

(m) Employee Benefit Plans.

(i) River City Bank has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “River City Bank Employees” ), current or former consultant (the “River City Bank Consultants”) or current or former director (the “River City Bank Directors”) of River City Bank participates or to which any such River City Bank Employees, River City Bank Consultants or River City Bank Directors are a party (the “River City Bank Compensation and Benefit Plans”). River City Bank has no commitment and has not communicated to the River City Bank Employees any intention to create any additional River City Bank Compensation and Benefit Plan or to modify or change any existing River City Bank Compensation and Benefit Plan.

(ii) Each River City Bank Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each River City Bank Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “River City Bank Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such River City Bank Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and River City Bank is not aware of any circumstances likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of River City Bank, threatened legal action, suit or claim relating to the River City Bank Compensation and Benefit Plans other than routine claims for benefits. River City Bank has not engaged in a transaction, or omitted to take any action, with respect to any River City Bank Compensation and Benefit Plan that would reasonably be expected to subject River City Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No River City Bank Compensation and Benefit Plans currently maintained, or maintained within the last six years, by River City Bank or any entity (an “River City Bank ERISA Affiliate”) which is considered one employer with River City Bank under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of River City Bank, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other Governmental Authority with respect to any River City Bank Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any River City Bank Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which River City Bank is a party have been timely made or have been reflected on River City Bank’s financial statements. Neither River City Bank nor any River City Bank ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any River City Bank Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under Section 412(n) of the Code or pursuant to ERISA.

(v) River City Bank has no any obligations to provide retiree health and life insurance or other retiree death benefits under any River City Bank Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such River City Bank Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to River City Bank Employees by River City Bank that would reasonably be expected to promise or guarantee such River City Bank Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) River City Bank does not maintain any River City Bank Compensation and Benefit Plans covering foreign River City Bank Employees.

(vii) With respect to each River City Bank Compensation and Benefit Plan, if applicable, River City Bank has provided or made available to Village Financial, true and complete copies of existing: (A) River City Bank Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with PBGC (other than premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any River City Bank Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any River City Bank Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any River City Bank Compensation and Benefit Plan.

(ix) River City Bank does not maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Village Financial, River City Bank or the Surviving Corporation, or any of their respective Subsidiaries, will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(n) Labor Matters. River City Bank is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is River City Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel River City Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to River City Bank’s knowledge, threatened, nor is River City Bank aware of any activity involving its River City Bank Employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. River City Bank has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to River City Bank (collectively, “Takeover Laws”), including, without limitation, Section 13.1-726 of the VSCA.

(p) Environmental Matters. Neither the conduct nor operation of River City Bank nor any condition of any property presently or previously owned, leased or operated by River City Bank (including, without limitation, in a fiduciary or agency capacity), or on which it holds a Lien and could reasonably be expected to result in liability or which could result in a material loss in value of collateral for River City Bank, violates or violated Environmental Laws, and to River City Bank’s knowledge, no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. River City Bank has not received any notice from any Person that River City Bank or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by it, and could reasonably be expected to result in liability or which could result in a material loss in value of collateral for River City Bank, are or is in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to River City Bank have been duly filed, (ii) all Taxes have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by any taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of River City Bank, (vii) there are no Liens on any of the assets of River City Bank that arose in connection with any failure to pay an Tax, (viii) to the knowledge of River City Bank, no authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed, (ix) there is no dispute or claim concerning any Tax liability of River City Bank either (A) claimed or raised by any authority in writing or (B) as to which River City Bank has knowledge. River City Bank has made available to Village Financial true and correct copies of the Income Tax Returns filed by River City Bank for each of the three most recent fiscal years ended on or before December 31, 2006. River City Bank has no liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2006 in excess of the amounts accrued with respect thereto that are reflected in the financial statements of River City Bank as of December 31, 2006. As of the date hereof, River City Bank has no knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(r) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(s) Risk Management Instruments. River City Bank is not a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for River City Bank’s own account or its customers.

(t) Books and Records. The books and records of River City Bank have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(u) Insurance. River City Bank Previously Disclosed all of the insurance policies, binders, or bonds maintained by River City Bank. River City Bank is insured with insurers believed to be reputable against such risks and in such amounts as the management of River City Bank reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; River City Bank is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(v) Real Properties.

(i) River City Bank has Previously Disclosed to Village Financial a listing of all real property owned or leased by River City Bank (including, without limitation, banking facilities and all improvements thereon, but specifically excluding any property acquired and owned through foreclosure) (collectively the “River City Bank Real Property”) and all leases, if any, pertaining to any such River City Bank Real Property to which River City Bank is a party (the “River City Bank Real Property Leases”). With respect to each parcel of the River City Bank Real Property owned by River City Bank, River City Bank has good and marketable fee simple title to such River City Bank Real Property and owns the same free and clear of all Liens other than (x) the Lien of current taxes not yet due and payable, and (y) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially and adversely affect the value of the River City Bank Real Property and which do not and will not materially detract from, interfere with, or restrict the present or future use of the River City Bank Real Property. With respect to each River City Bank Real Property Lease: (A) such lease is valid and enforceable in accordance with its terms; (B) there currently exists no circumstance or condition which constitutes an event of default by River City Bank or their lessor or which, with the passage of time or the giving of required notices, will or could constitute such an event of default; (C) the execution and delivery of this Agreement does not constitute an event of default thereunder; and (D) there are no provisions restricting assignment with respect to the transactions contemplated by this Agreement.

(ii) The River City Bank Real Property complies in all material respects with all applicable federal, state, and local laws, regulations, ordinances, or orders of any Governmental Authority, including those relating to zoning, building and use permits, and the parcels of River City Bank Real Property upon which River City Bank’s banking or other offices are situated, or which are used by River City Bank in conjunction with its banking or other offices or for other purposes, may be used under applicable zoning ordinances for the purposes for which they are currently used as a matter of right rather than as a conditional or nonconforming use.

(iii) All improvements and fixtures included in or on the River City Bank Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with River City Bank’s use (or will interfere with Village Bank’s use after the Merger).

(w) Loans, Accounts, Notes and Other Receivables.

(i) All loans, accounts, notes and other receivables reflected as assets on River City Bank’s books and records (x) have resulted from bona fide business transactions in the ordinary course of River City Bank’s operations; (y) in all material respects were made in accordance with River City Bank’s customary loan policies and procedures; and (z) except as Previously Disclosed, are owned by River City Bank free and clear of all Liens and ownership or collection rights of any other Person (other than Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business).

(ii) All records of River City Bank regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to each loan which River City Bank’s loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”), such loan is secured by valid, perfected, and enforceable Liens on all such Loan Collateral having the priority described in River City Bank’s records of such loan.

(iii) Each loan reflected as an asset on River City Bank’s books, and each guaranty therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty.

(iv) River City Bank has Previously Disclosed to Village Financial a listing of (x) each loan, extension of credit, or other asset of River City Bank which, as of February 29, 2008, was classified by River City Bank as “Loss”, “Doubtful”, “Substandard”, or “Special Mention” (or otherwise by words of similar import), or which River City Bank has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (y) each loan or extension of credit of River City Bank which, as of February 29, 2008, was past due thirty (30) days or more as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy, or otherwise has indicated an inability or intention not to repay such loan or extension of credit.

(v) To the knowledge of River City Bank, each of River City Bank’s loans and other extensions of credit (with the exception of those loans and extensions of credit specified in the written listings described in Subparagraph (iv) above) is collectible in the ordinary course of River City Bank’s business in an amount which is not less than the amount at which it is carried on River City Bank’s books and records.

(vi) River City Bank’s reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the Federal Reserve and the Bureau of Financial Institutions of the SCC and, in the best judgment of management of River City Bank, is reasonable in view of the size and character of River City Bank’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in River City Bank’s loan portfolios and other real estate owned.

(vii) River City Bank has Previously Disclosed all one to four family residential mortgage loans originated on or after January 1, 2004 by River City Bank (i) that were sold in the secondary mortgage market and have been re-purchased by River City Bank or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked River City Bank to purchase back (but have not been purchased back).

(x) Securities Portfolio and Investments. River City Bank has Previously Disclosed to Village Financial a listing of all securities owned, of record or beneficially, by River City Bank as of February 29, 2008. All securities owned are held free and clear of all Liens or any other restriction or rights of any other Person, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of River City Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time and are classified as “available for sale” and, accordingly, have been marked to market. There are no voting trusts or other agreements or undertakings to which River City Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which River City Bank has “sold” securities under agreement to repurchase, River City Bank has a valid, perfected first Lien in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by River City Bank, as the case may be, which is secured by such collateral. Except for fluctuations in the market values of United States Treasury and agency securities, municipal securities, or other debt securities since February 29, 2008, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of River City Bank’s securities portfolio as a whole.

(y) Personal Property and Other Assets. River City Bank has Previously Disclosed to Village Financial a listing of all banking equipment, data processing equipment, vehicles, and other personal property used by River City Bank and material to the operation of its business. Such assets are owned or leased by River City Bank free and clear of all Liens. All personal property of River City Bank material to its business is in good operating condition and repair, ordinary wear and tear excepted.

(z) Patents and Trademarks. River City Bank owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. River City Bank has Previously Disclosed to Village Financial a listing of all such patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary rights. River City Bank has not violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other Person.

(aa) Insurance Of Deposits. All deposits of River City Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law, all deposit insurance premiums due from River City Bank to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the knowledge of River City Bank, are contemplated by the FDIC or otherwise to terminate such insurance.

(bb) Transactions with Management. Except as Previously Disclosed and for (i) deposits, all of which are on terms and conditions comparable to those made available to other customers of River City Bank at the time such deposits were entered into, (ii) arm’s length loans to River City Bank Employees entered into in the ordinary course of business, (iii) obligations under River City Bank Compensation and Benefit Plans, and (iv) any loan or deposit agreements entered into in the ordinary course with customers of River City Bank, there are no contracts with or commitments to River City Bank Directors, officers or River City Bank Employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

(cc) Accounting Controls; Disclosure Controls. River City Bank has devised and maintained a system of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of River City Bank Directors and the duly authorized executive officers of River City Bank; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as River City Bank or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of River City Bank is permitted only in accordance with general or specific authorization of the Board of Directors of River City Bank and the duly authorized executive officers of River City Bank; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. To the extent required, River City Bank has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act to allow River City Bank’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of River City Bank required under the 1934 Act.

(dd) Affiliates. River City Bank has Previously Disclosed to Village Financial a listing of those persons deemed by River City Bank as of the date of this Agreement to be “Affiliates” of River City Bank (as that term is defined in Rule 405 promulgated under the Securities Act), including persons, trusts, estates, corporations, or other entities related to persons deemed to be Affiliates of River City Bank.

(ee) Continuity of Business Enterprise. River City Bank operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(ff) Obstacles to Regulatory Approval or Tax Treatment. To the knowledge of River City Bank, there exists no fact or condition (including River City Bank’s record of compliance with the Community Reinvestment Act) relating to River City Bank that may reasonably be expected to (i) prevent or materially impede or delay Village Financial from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; or (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a) of the Code; and, if any such fact or condition becomes known to River City Bank, River City Bank shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to Village Financial in writing.

(gg) Disclosure. The representations and warranties contained in this Section 5.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.3, in light of the circumstances in which they are made, not misleading.

5.4 Representations and Warranties of Village Financial. Subject to Sections 5.1 and 5.2 and except as Previously Disclosed, Village Financial hereby represents and warrants to River City Bank:

(a) Organization and Standing. Village Financial and Village Bank are corporations duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Village Financial and Village Bank are duly qualified to do business and are in good standing in the states of the United States and foreign jurisdictions where their ownership or leasing of property or assets or the conduct of their business requires them to be so qualified.

(b) Capitalization. As of the date hereof, the authorized capital stock of Village Financial consists solely of 10,000,000 shares of Village Financial Common Stock, $4.00 par value, of which as of January 31, 2008, 2,575,985 shares were outstanding, and 1,000,000 shares of Preferred Stock, $1.00 par value, of which as of the date hereof, no shares were outstanding. As of the date hereof, except as set forth in its Disclosure Schedule and except for the approximate 135,000 outstanding warrants for Village Financial Common Stock that expire on April 30, 2008 which will be redeemed for Village Financial Common Stock on or about April 30, 2008 and Village Financial’s authority to grant restricted stock to Village Financial Employees consistent with past practice, Village Financial does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Village Financial Common Stock or any other equity securities of Village Financial or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Village Financial Common Stock or other equity securities of Village Financial or any of its Subsidiaries. As of January 31, 2008, Village Financial has 455,000 shares of Village Financial Common Stock which are issuable and reserved for issuance upon exercise of Village Financial Stock Options. The outstanding shares of Village Financial Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c) Merger Shares. The shares of Village Financial Common Stock to be issued in exchange for shares of River City Bank Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ.

(d) Subsidiaries. Village Financial has Previously Disclosed each of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. (A) Village Financial owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of the Subsidiaries of Village Financial are or may become required to be issued (other than to Village Financial or its wholly-owned Subsidiaries) by reason of any right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of the Subsidiaries of Village Financial is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to Village Financial or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary of Village Financial held by Village Financial or its Subsidiaries are fully paid and nonassessable and are owned by Village Financial or its Subsidiaries free and clear of any liens, and (F) Each of Village Financial’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(e) Corporate Power. Village Financial has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Village Financial has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(f) Corporate Authority. Subject to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of more than two-thirds of the outstanding shares of Village Financial Common Stock entitled to vote thereon (which is the only vote of Village Financial stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Village Financial and its Board of Directors and Village Financial and its Board of Directors. Assuming due authorization, execution and delivery by River City Bank, this Agreement is a valid and legally binding obligation of Village Financial and Village Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g) Consents and Approvals; No Defaults. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any other Person are required to be made or obtained by Village Financial or any of its Subsidiaries in connection with the execution, delivery or performance by Village Financial of this Agreement or to consummate the Merger except for (A) filings of applications and notices with the federal and state banking authorities; (B) filings with the NASDAQ regarding the Village Financial Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of Articles of Merger with the SCC pursuant to the VSCA and the issuance of the related certificate of merger; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of the Commonwealth of Virginia in connection with the issuance of Village Financial Stock in the Merger; and (G) receipt of the approvals set forth in Section 7.1(b). As of the date hereof, Village Financial is not aware of any reason why the approvals set forth in Section 7.1(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Village Financial or of any of its Subsidiaries or to which Village Financial or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Village Financial or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(h) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) Village Financial’s Annual Report on Form 10-KSB for each of the fiscal years ended December  31, 2004, 2005 and 2006 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2006, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Village Financial’s SEC Documents”), as of the date filed, (A) as to form complied or for filings made after the date hereof, will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and for filings made after the date hereof, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Village Financial contained in or incorporated by reference into any of Village Financial’s SEC Documents (including the related notes and schedules thereto) fairly presents, or for filings made after the date hereof, will fairly present, in all material respects the financial position of Village Financial as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Village Financial contained or incorporated by reference in any of Village Financial’s SEC Documents (including any related notes and schedules thereto) fairly presents, or for filings made after the date hereof, will fairly present, in all material respects the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Village Financial for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements. For the avoidance of doubt, the representations by Village Financial under this Section 5.4(h) with respect to Village Financial’s SEC Documents that are filed with the SEC after the date of this Agreement shall not include information prepared or provided by or on behalf of River City Bank for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

(ii) Section 5.4(h)(ii) of Village Financial’s Disclosure Schedule lists, and upon request, Village Financial has delivered to River City Bank, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K) effected by Village Financial since December 31, 2006. BDO Seidman, LLP, which has expressed its opinion with respect to the financial statements of Village Financial (including the related notes) included in Village Financial’s SEC Documents is and has been throughout the periods covered by such financial statements (A) an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, (B) “independent” with respect to Village Financial within the meaning of Regulation S-X and (C) in compliance with subsection (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC, the Public Accounting Oversight Board and the Bureau of Financial Institutions of the SCC.

(iii) Village Financial has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2004. Section 5.4(h)(iii) of Village Financial’s Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement, Village Financial has delivered to River City Bank copies in the form filed with the SEC of (A) its Annual Reports on Form 10-KSB for each fiscal year of the Company beginning since December 31, 2004, (B) its Quarterly Reports on Form 10-QSB for each of the first three fiscal quarters in each of the fiscal years of the Village Financial referred to in clause (A) above, (C) all proxy statements relating to Village Financial’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Village Financial pursuant to this Section 5.4(h)), filed by Village Financial with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by Village Financial from the Staff of the SEC since December 31, 2004 and all responses to such comment letters by or on behalf of Village Financial.

(iv) Village Financial maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Village Financial is made known on a timely basis to the individuals responsible for the preparation of Village Financial’s filings with the SEC and other public disclosure documents. To Village Financial’s knowledge, each director, executive officer and at least 10% stockholder of Village Financial has filed with the SEC all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2006. As used in this Section 5.4(h), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v) Since December 31, 2006, Village Financial has not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi) Since December 31, 2006, (A) Village Financial has conducted its respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.4 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Village Financial.

(i) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against Village Financial or any of its Subsidiaries and, to Village Financial’s knowledge, no such litigation, claim or other proceeding has been threatened.

(j) Regulatory Matters. Neither Village Financial nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC and the Bureau of Financial Institutions of the SCC). Neither Village Financial nor any of its Subsidiaries has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k) Compliance with Laws. Each of Village Financial and its Subsidiaries:

(i) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the Village Financial Employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened;

(iii) has complied in all material respects with all applicable federal, state and local laws, regulations and rules relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and occupational safety and health. Village Financial and its Subsidiaries are not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing applicable federal, state and local laws, regulations and rules.

(iv) has received, since December 31, 2006, no notification or communication from any Governmental Authority (A) asserting that Village Financial or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Village Financial’s knowledge, do any grounds for any of the foregoing exist); and

(v) is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(l) Employee Benefit Plans.

(i) Village Financial has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Village Financial Employees” ), current or former consultant (the “Village Financial Consultants” ) or current or former director (the “Village Financial Directors”) of Village Financial or any of its Subsidiaries participates or to which any such Village Financial Employees, Consultants or Directors are a party (the “Village Financial Compensation and Benefit Plans”). Village Financial has no commitment and has not communicated to the Village Financial Employees any intention to create any additional Village Financial Compensation and Benefit Plan or to modify or change any existing Village Financial Compensation and Benefit Plan.

(ii) Each Village Financial Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Village Financial Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Village Financial Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Village Financial Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and Village Financial is not aware of any circumstances likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Village Financial, threatened legal action, suit or claim relating to the Village Financial Compensation and Benefit Plans other than routine claims for benefits. Neither Village Financial nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Village Financial Compensation and Benefit Plan that would reasonably be expected to subject Village Financial or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) No Village Financial Compensation and Benefit Plans currently maintained, or maintained within the last six years, by Village Financial or any entity (and “Village Financial ERISA Affiliate”) which is considered one employer with Village Financial under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA. To the knowledge of Village Financial, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other Governmental Authority with respect to any Village Financial Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any Village Financial Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Village Financial or any of its Subsidiaries is a party have been timely made or have been reflected on Village Financial’s financial statements. Neither Village Financial nor any Village Financial ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Village Financial Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under Section 412(n) of the Code or pursuant to ERISA.

(v) Neither Village Financial nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Village Financial Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Village Financial Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Village Financial Employees by Village Financial that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Village Financial and its Subsidiaries do not maintain any Village Financial Compensation and Benefit Plans covering foreign Village Financial Employees.

(vii) With respect to each Village Financial Compensation and Benefit Plan, if applicable, Village Financial has provided or made available to River City Bank, true and complete copies of existing: (A) Village Financial Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with PBGC (other than premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Village Financial Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Village Financial Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Village Financial Compensation and Benefit Plan.

(ix) Neither Village Financial nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Village Financial, the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(m) No Brokers. No action has been taken by Village Financial or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Scott & Stringfellow, Inc.

(n) Takeover Laws. Village Financial has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Village Financial.

(o) Environmental Matters. Neither the conduct nor operation of Village Financial or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien and could reasonably be expected to result in liability or which could result in a material loss in value of collateral for Village Financial or its Subsidiaries, violates or violated Environmental Laws and, to Village Financial’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Village Financial nor any of its Subsidiaries has received any notice from any Person that Village Financial or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them and could reasonably be expected to result in liability or which could result in a material loss in value of collateral for Village Financial or its Subsidiaries are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(p) Books and Records. The books and records of Village Financial and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

(q) Insurance. Village Financial Previously Disclosed all of the insurance policies, binders, or bonds maintained by Village Financial or its Subsidiaries. Village Financial and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Village Financial reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Village Financial and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(r) Funds Available. Village Financial has, and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to effect the transactions contemplated hereby.

(s) Loans, Accounts, Notes and Other Receivables.

(i) All loans, accounts, notes and other receivables reflected as assets on Village Financial’s or Village Bank’s books and records (i) have resulted from bona fide business transactions in the ordinary course of Village Financial’s or Village Bank’s operations; (ii) in all material respects were made in accordance with Village Financial’s or Village Bank’s customary loan policies and procedures; and (iii) are owned by Village Financial or Village Bank free and clear of all Liens and the ownership or collection rights of any other Person (other than Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business).

(ii) All records of Village Financial and Village Bank regarding all outstanding loans, accounts, notes, and other receivables, and all other real estate owned, are accurate in all material respects. With respect to each loan which Village Bank’s loan documentation indicates is secured by Loan Collateral, such loan is secured by valid, perfected, and enforceable Liens on all such Loan Collateral having the priority described in Village Bank’s records of such loan.

(iii) Each loan reflected as an asset on Village Financial’s or Village Bank’s books, and each guaranty therefor, is the legal, valid, and binding obligation of the obligor or guarantor thereon, and no defense, offset, or counterclaim has been asserted with respect to any such loan or guaranty.

(iv) Village Financial has Previously Disclosed to River City Bank a listing of (x) each loan, extension of credit, or other asset of Village Bank which, as of January 31, 2008, was classified by Village Bank as “Loss”, “Doubtful”, “Substandard”, or “Special Mention” (or otherwise by words of similar import), or which Village Bank has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (y) each loan or extension of credit of Village Bank which, as of January 31, 2008, was past due thirty (30) days or more as to the payment of principal and/or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy, or otherwise has indicated an inability or intention not to repay such loan or extension of credit.

(v) To the knowledge of Village Financial, each of Village Financial’s or Village Bank’s loans and other extensions of credit (with the exception of those loans and extensions of credit Previously Disclosed in the written listings described in subsection (iv) above) is collectible in the ordinary course of Village Financial’s or Village Bank’s business in an amount which is not less than the amount at which it is carried on Village Financial’s or Village Bank’s books and records.

(vi) Village Bank’s Loan Loss Reserve has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Bureau of Financial Institutions of the SCC and, in the best judgment of management of Village Bank, is reasonable in view of the size and character of Village Bank’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in Village Bank’s loan portfolios and other real estate owned.

(vii) Village Financial has Previously Disclosed all one to four family residential mortgage loans originated on or after January 1, 2004 by Village Financial or any of its Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by Village Financial or any of its Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked Village Financial or any of its Subsidiaries to purchase back (but have not been purchased back).

(t) Securities Portfolio and Investments. Village Financial has Previously Disclosed to River City Bank a listing of all securities owned, of record or beneficially, by Village Financial or Village Bank as of January 31, 2008. All securities owned by Village Bank are held free and clear of all Liens or any other restriction or rights of any other Person, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits or Federal Home Loan Bank borrowings or repurchase agreements entered into in the ordinary course of business), which would materially impair the ability of Village Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time and are classified as “available for sale” and, accordingly, have been marked to market. There are no voting trusts or other agreements or undertakings to which Village Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which Village Bank has “sold” securities under agreement to repurchase, Village Bank has a valid, perfected first Lien in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed by Village Bank, as the case may be, which is secured by such collateral. Except for fluctuations in the market values of United States Treasury and agency securities, municipal securities, or other debt securities since January 31, 2008, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of Village Bank’s securities portfolio as a whole.

(u) Continuity of Business Enterprise. It is the present intention of Village Financial to continue at least one significant business line of River City Bank, or to use at least a significant portion of River City Bank’s historic business assets in a business, each case within the meaning of Treasury Regulation Section 1.368-1(d).

(v) Obstacles to Regulatory Approval or Tax Treatment. To the knowledge of Village Financial, there exists no fact or condition (including Village Bank’s record of compliance with the Community Reinvestment Act) relating to Village Bank or Village Financial that may reasonably be expected to (i) prevent or materially impede or delay Village Bank, Village Financial or River City Bank from obtaining the regulatory approvals required in order to consummate transactions described herein, or (ii) prevent the Merger from qualifying to be a reorganization under Section 368(a) of the Code. If any such fact or condition becomes known to Village Financial, Village Financial shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to River City Bank in writing.

(w) Labor Matters. Neither Village Financial nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Village Financial nor any of its Subsidiaries are the subject of a proceeding asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Village Financial or its Subsidiaries to bargain with any labor organization as to wages or conditions of employment. There is not any strike or other labor dispute involving Village Bank or its Subsidiaries pending or, to Village Financial’s knowledge, threatened, nor is Village Financial aware of any activity involving its Village Financial Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Village Financial and its Subsidiaries have complied in all material respects with all applicable federal, state and local laws, regulations and rules relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and occupational safety and health. Village Financial and its Subsidiaries are not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing applicable federal, state and local laws, regulations and rules.

(x) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Village Financial and its Subsidiaries have been duly filed, (ii) all Taxes have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Village Financial or its Subsidiaries; (vii) there are no Liens on any of the assets of Village Financial or its Subsidiaries that arose in connection with any failure to pay a Tax (other than Taxes not yet due and payable); (viii) to the knowledge of Village Financial, no authority is expected to assess any additional Taxes for any period for which Tax Returns have been filed; and (ix) there is no dispute or claim concerning any Tax liability of Village Financial either (A) claimed or raised by any authority in writing or (B) as to which Village Financial has knowledge. Neither Village Financial nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Village Financial’s SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Village Financial’s SEC Documents filed on or prior to the date hereof. As of the date hereof, neither Village Financial nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(y) Risk Management Instruments. Neither Village Financial nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Village Financial’s own account, the account of Village Financial’s Subsidiaries, or for the account of their customers.

(z) Insurance Of Deposits. All deposits of Village Bank are insured by the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Village Bank to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the knowledge of Village Financial, are contemplated by the FDIC or otherwise to terminate such insurance.

(aa) Transactions with Management. Except as Previously Disclosed and for (i) deposits, all of which are on terms and conditions comparable to those made available to other customers of Village Bank at the time such deposits were entered into, (ii) arm’s length loans to Village Financial Employees entered into in the ordinary course of business, (iii) obligations under Village Financial Compensation and Benefit Plans, and (iv) any loan or deposit agreements entered into in the ordinary course with customers of Village Bank, there are no contracts with or commitments to Village Financial Directors, officers or Village Financial Employees involving the expenditure of more than $5,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

(bb) Accounting Controls; Disclosure Controls. Village Financial has devised and maintained a system of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the board of directors of Village Financial and the duly authorized executive officers of Village Financial; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Village Financial or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Village Financial is permitted only in accordance with general or specific authorization of the board of directors of Village Financial and the duly authorized executive officers of Village Financial; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. To the extent required, Village Financial has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act to allow Village Financial’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Village Financial required under the 1934 Act.

(cc) Disclosure. The representations and warranties contained in this Section 5.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5. 4, in light of the circumstances under which they are made, not misleading.

(dd) Representations and Warranties of Village Bank.

(i) Organization, Standing and Authority. Village Bank is duly organized and validly existing in good standing under the laws of the Commonwealth of Virginia, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Village Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(ii) Power. Village Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Village Bank has corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(iii) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Village Bank, its Board of Directors and sole shareholder. Assuming due execution and delivery by River City Bank, this Agreement is a valid and legally binding agreement of Village Bank enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VI
COVENANTS

6.1 Affirmative Covenants of River City Bank. River City Bank hereby covenants and agrees as follows with Village Financial:

(a) Stockholders of River City Bank Who Will Become“Affiliates” of Village Financial. River City Bank will use its best efforts to cause each Person who is a stockholder of River City Bank and who will become an “Affiliate” of Village Financial as a result of the Merger and the transactions contemplated thereby to execute and deliver to Village Financial at least five days prior to the Closing a written agreement (the “Affiliates’ Agreement”) relating to restrictions on shares of Village Financial Common Stock to be received by such Persons pursuant to this Agreement and which Affiliates’ Agreement shall be in the form attached hereto as Exhibit C.

(b) River City Bank Shareholders Meeting. River City Bank agrees to cause its annual or special meeting of its shareholders (the “River City Bank Meeting”) to consider the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to the River City Bank Meeting (including the solicitation of proxies), River City Bank will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

(c) Periodic Financial and Other Information. Following the date of this Agreement and until the Effective Time, River City Bank will deliver to Village Financial, as soon as each is available or within the time frames set forth below:

(i) an income statement and a statement of condition after each month end (including branch Cost Center detail, DDA Trial Balance, SAV Trial Balance and COD Trial Balance);

(ii) a copy of all quarterly financial statements after each quarter end;

(iii) a copy of each report, registration, statement, or other communication or regulatory filing made with or to any Governmental Authority simultaneous with the filing or making thereof;

(iv) information regarding each new extension of credit in excess of $500,000 (other than a loan secured by a first Lien on a one-to-four family principal residence which is being made for the purchase or refinancing of that residence with a loan to value of 80% or less) within ten business days after each calendar month end;

(v) an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve within 21 days after each calendar quarter end;

(vi) an analysis and assessment of all classified or “watch list” loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan within 21 days after each calendar month end;

(vii) the following information with respect to loans and other extensions of credit (such assets being referred to in this Agreement as “Loans”) as of, and within twenty-one days following, each calendar month end: (A) a list of Loans past due for 30 days or more as to principal or interest; (B) a list of Loans in nonaccrual status; (C) a list of all Loans without principal reduction for a period of longer than one year; (D) a list of all foreclosed real property or other real estate owned and all repossessed personal property; (E) a list of each reworked or restructured Loan still outstanding, including original terms, restructured terms and status; and (F) a list of any actual or threatened litigation by or against River City Bank, which list shall contain a description of circumstances surrounding such litigation, its present status and management’s evaluation of such litigation;

(viii) a written description and explanation of any significant budget variances; and

(ix) copies of all monthly packages to be delivered to the members of the Board of Directors of River City Bank.

(d) Notice Of Certain Changes Or Events. Following the execution of this Agreement and up to the Effective Time, River City Bank promptly will notify Village Financial in writing of and provide to Village Financial such information as it shall request regarding (i) any material adverse change in its financial condition, results of operations, prospects, business, assets, loan portfolio (other than cyclical variations in loan balances outstanding), investments, properties or operations or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in any such material adverse change; or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation, or warranty of River City Bank herein, to be or become materially inaccurate, misleading, or incomplete, or which has resulted or may or could cause, create, or result in the breach or violation in any material respect of any of River City Bank’s covenants or agreements contained herein.

(e) Accruals for Loan Loss Reserve and Expenses.  River City Bank will cooperate with Village Financial and will make such appropriate accounting entries in its books and records and take such other actions as may be necessary or desirable in anticipation of the Merger, including without limitation additional provisions to River City Bank’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and expenses related to the transactions described in this Agreement. River City Bank shall engage Thurmond, Clower & Associates to perform, within ten (10) business days of the Effective Date, a mark to market review and analysis of River City Bank’s loan portfolio and Loan Loss Reserve in accordance with customary banking standards and shall implement all of Thurmond, Clower & Associates’ recommendations. River City Bank shall be responsible for all expenditures with respect to Thurmond, Clower & Associates’ services up to and not exceeding $10,000. Village Financial shall be responsible for expenditures with respect to Thurmond, Clower & Associates’ services in excess of $10,000.

(f) Consents to Assignment of Leases. River City Bank will use its reasonable efforts to obtain any required consents of its lessors to its rights and obligations under any real estate and personal property leases, each of which consents shall be in such form as shall be reasonably agreed to by Village Financial.

(g) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, River City Bank will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets and will give Village Financial notice of any material changes in the pricing of its deposit accounts.

6.2 Affirmative Covenants of Village Financial. Village Financial hereby covenants and agrees as follows with River City Bank:

(a) Village Financial Shareholders Meeting. Village Financial agrees to cause its annual or special meeting of its shareholders (the “Village Financial Meeting”) to consider the approval of the Merger and the ratification and adoption of this Agreement. In connection with the call and conduct of, and all other matters relating to the Village Financial Meeting (including the solicitation of proxies), Village Financial will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

(b) “Blue Sky” Approvals. Village Financial shall use its reasonable efforts to take all actions, if any, required by applicable state securities or “blue sky” laws (i) to cause the Village Financial Common Stock issued at the Effective Time, at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, or to cause all conditions to any exemptions from qualification or registration thereof under such laws to have been satisfied; and (ii) to obtain any and all other approvals or consents to the issuance of the Village Financial Common Stock that are required under state or federal law.

(c) NASDAQ Listing. Village Financial shall use its reasonable best efforts to cause the shares of Village Financial Common Stock to be issued to the River City Bank stockholders in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Date.

(d) Periodic Financial and Other Information. Following the date of this Agreement and until the Effective Time, Village Financial and/or Village Bank, as applicable, will deliver to River City Bank, as soon as each is available or within the time frames set forth below:

(i) an income statement and a statement of condition after each month end (including branch Cost Center detail, DDA Trial Balance, SAV Trial Balance and COD Trial Balance);

(ii) a copy of all quarterly financial statements after each quarter end;

(iii) a copy of each report, registration, statement, or other communication or regulatory filing made with or to any Governmental Authority simultaneous with the filing or making thereof;

(iv) information regarding each new extension of credit in excess of $500,000 (other than a loan secured by a first Lien on a one-to-four family principal residence which is being made for the purchase or refinancing of that residence with a loan to value of 80% or less) within ten business days after each calendar month end;

(v) an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve within 21 days after each calendar quarter end;

(vi) an analysis and assessment of all classified or “watch list” loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan within 21 days after each calendar month end;

(vii) the following information with respect to Loans within twenty-one days following each calendar month end: (A) a list of Loans past due for 30 days or more as to principal or interest; (B) a list of Loans in nonaccrual status; (C) a list of all Loans without principal reduction for a period of longer than one year; (D) a list of all foreclosed real property or other real estate owned and all repossessed personal property; (E) a list of each reworked or restructured Loan still outstanding, including original terms, restructured terms and status; and (F) a list of any actual or threatened litigation by or against Village Financial or Village Bank, which list shall contain a description of circumstances surrounding such litigation, its present status and management’s evaluation of such litigation;

(viii) a written description and explanation of any significant budget variances; and

(ix) copies of all monthly packages to be delivered to the members of the Board of Directors of Village Financial and Village Bank.

(e) Notice Of Certain Changes Or Events. Following the execution of this Agreement and up to the Effective Time, Village Financial and Village Bank promptly will notify River City Bank in writing of and provide to River City Bank such information as it shall request regarding (i) any material adverse change in its financial condition, results of operations, prospects, business, assets, loan portfolio (other than cyclical variations in loan balances outstanding), investments, properties or operations or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is reasonably likely to cause, create or result in any such material adverse change; or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation, or warranty of Village Financial or Village Bank herein, to be or become materially inaccurate, misleading, or incomplete, or which has resulted or may or could cause, create, or result in the breach or violation in any material respect of any of Village Financial’s covenants or agreements contained herein.

(f) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, Village Bank will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets and will give River City Bank notice of any material changes in the pricing of its deposit accounts.

6.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of River City Bank and Village Financial agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.4 Registration Statement.

(a) Village Financial agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by Village Financial with the SEC in connection with the issuance of Village Financial Common Stock in the Merger (including the prospectus of Village Financial and joint proxy solicitation materials of Village Financial and River City Bank constituting a part thereof (the “Joint Proxy Statement/Prospectus”) and all related documents). River City Bank and Village Financial agree to cooperate, and Village Financial agrees to cause its Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus and to file the Registration Statement (including the Joint Proxy Statement/Prospectus in preliminary form) with the SEC as promptly as reasonably practicable after the date of this Agreement. Each of River City Bank and Village Financial agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Village Financial also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals, if any, required to carry out the transactions contemplated by this Agreement. River City Bank agrees to furnish to Village Financial all information concerning River City Bank, its Subsidiaries, officers, River City Bank Directors and stockholders as may be reasonably requested in connection with the foregoing and shall have the right to review and consult with Village Financial and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b) Each of River City Bank and Village Financial agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Village Financial and River City Bank stockholders and at the times of the respective Village Financial Meeting and River City Bank Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement is made, not misleading with respect to any material fact, or to correct any statement in any earlier statement in the Joint Proxy Statement/Prospectus or any amendment or supplement thereto. Each of River City Bank and Village Financial further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement/Prospectus.

(c) Village Financial agrees to advise River City Bank, promptly after Village Financial receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Village Financial Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.5 Press Releases. Each of River City Bank and Village Financial agrees that it will not, without the prior written approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

6.6 Access; Information.

(a) Each of River City Bank and Village Financial agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, River City Bank Employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

(b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.6 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.6 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement. In the event this Agreement is terminated for any reason, each party hereto immediately shall return to the other party all copies of any and all documents or other written materials or information of or relating to such other parties which were obtained from them or their Subsidiaries or affiliates during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers, or financial condition of such other parties. The parties’ obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

6.7 Acquisition Proposals. River City Bank agrees that it shall not and shall cause it’s officers, River City Bank Directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, any Person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Village Financial with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. River City Bank will inform Village Financial promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of River City Bank or any merger, change or control or other business combination involving River City Bank. Notwithstanding the foregoing, if, at any time the Board of Directors of River City Bank determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, River City Bank, in response to a written Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.7, may furnish non-public information with respect to River City Bank to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

6.8 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

6.9 Certain Policies. Immediately prior to the Effective Date, River City Bank shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Village Financial, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Village Financial and shall make appropriate accruals for any employee benefits, plans, arrangements or obligations assumed by Village Financial under this Agreement; provided, however, that River City Bank shall not be obligated to take any such action pursuant to this Section 6.9 unless and until Village Financial acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to River City Bank that Village Financial’s representations and warranties, subject to Section 5.2, are true and correct as of such date and that Village Financial is otherwise in material compliance with this Agreement. River City Bank’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.9.

6.10 Regulatory Applications.

(a) Village Financial, its Subsidiaries and River City Bank shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Village Financial and River City Bank shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, River City Bank Directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

6.11 Benefit Plans.

(a) No later than January 1, 2009, Village Financial will (i) provide River City Bank Employees with employee benefit plans substantially similar in the aggregate to those provided to similarly situated Village Financial Employees, (ii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the River City Bank Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) cause all River City Bank Employees to receive credit for years of service with River City Bank and its predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual) under Village Financial’s benefit plans. Village Financial shall maintain existing River City Bank Compensation and Benefit Plans until such time as Village Financial has provided similar plans to River City Bank Employees as contemplated in the preceding sentence. River City Bank Employees shall not be entitled to accrual of benefits or allocation of contributions under Village Financial Compensation and Benefit Plans based on years of service with River City Bank and its predecessors prior to the Effective Date.

(b) River City Bank shall take such action as may be necessary to terminate its 401(k) plan and apply to the IRS for a favorable determination of the 401(k) plan’s qualified status as of its termination. Following the receipt of a favorable determination letter from the IRS relating to the termination of the 401(k) plan, the assets of the plan shall be distributed to participants as provided in the plan. In the event a favorable ruling is not issued, River City Bank agrees that termination of the 401(k) plan shall not occur and the 401(k) plan shall be merged with Village Financial’s 401(k) plan.

6.12 Notification of Certain Matters. Each of River City Bank and Village Financial shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.13 River City Bank Directors and Officers.

(a) Upon approval of the Merger by the stockholders of Village Financial at the Village Financial Meeting, at the Effective Time (i) the number of directors who currently sit on its Board of Directors be reduced by one (1), from nine (9) to eight (8), and (ii) the appointment of an additional four (4) individuals from River City Bank as directors of Village Financial at the Effective Time for a total of twelve (12) directors.

(b) Village Financial agrees to cause the number of directors that currently sit on the Board of Directors of Village Bank to be reduced by one (1), from nine (9) to eight (8), and to cause four (4) additional individuals from River City Bank to be appointed to serve on the Board of Directors of Village Bank at the Effective Time for a total of twelve (12) directors.

6.14 Employment of Other River City Bank Employees. The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Village Financial or any of its Subsidiaries and any officer or employee of River City Bank or an obligation on the part of Village Financial or any of its Subsidiaries to continue to employ the officers or employees of River City Bank. Notwithstanding the foregoing, Village Financial and William D. Stegeman shall enter into an employment agreement, as described in Section 2.1(c) hereof.

6.15 Expenses. Subject to the provisions of Section 8.3, whether or not this Agreement shall be terminated or the Merger shall be consummated, River City Bank and Village Financial each shall pay its own legal, accounting, and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement or otherwise in connection with this Agreement and the transactions described herein (including, without limitation all accounting fees, legal fees, consulting and advisory fees, filing fees, printing costs, and travel expenses). All costs incurred in connection with the printing and mailing of the Proxy Statement/Prospectus shall be deemed to be incurred and shall be paid by River City Bank and Village Financial in the proportion that their respective number of shareholders bears to the combined number of shareholders of River City Bank and Village Financial.

6.16 Indemnification.

(a) Following the Effective Date and for a period of five (5) years thereafter, Village Financial shall indemnify, defend and hold harmless the present directors, officers and employees of River City Bank (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that River City Bank is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the articles of incorporation and bylaws of River City Bank, and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Virginia law, the articles of incorporation or bylaws of River City Bank and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Village Financial) selected by Village Financial and reasonably acceptable to such officer or director.

(b) For a period of five (5) years from the Effective Time, Village Financial shall use its reasonable best efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of River City Bank (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by River City Bank; provided, however, that in no event shall Village Financial be required to expend more than 200 percent of the current amount expended by River City Bank (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Village Financial is unable to maintain or obtain the insurance called for by this Section 6.16(b), Village Financial shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of River City Bank may be required to make application and provide customary representations and warranties to Village Financial’s insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.16(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Village Financial thereof; provided that the failure so to notify shall not affect the obligations of Village Financial under Section 6.16(a) unless and to the extent that Village Financial is actually prejudiced as a result of such failure.

(d) If Village Financial or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Village Financial shall assume the obligations set forth in this Section 6.16.

(e) The provisions of this Section 6.16 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Village Financial and River City Bank to consummate the Merger is subject to the fulfillment or written waiver by Village Financial and River City Bank prior to the Effective Time of each of the following conditions:

(a) Corporate Approval. Shareholders of River City Bank and Village Financial shall have duly approved, ratified, and confirmed this Agreement and the transactions contemplated herein, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of their respective Articles of Incorporation and Bylaws.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Boards of Directors of Village Financial and River City Bank reasonably determine in good faith would either before or after the Effective Time have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated and not withdrawn by the SEC.

(e) Blue Sky Approvals. All permits and other authorizations under state securities laws, if any, necessary to consummate the transactions contemplated hereby and to issue the shares of Village Financial Common Stock to be issued in the Merger shall have been received and be in full force and effect.

(f) Listing. To the extent required, the shares of Village Financial Common Stock to be issued to the shareholders of River City Bank upon consummation of the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(g) Fairness Opinion. River City Bank shall have received from Davenport & Company LLC a written opinion (the “River City Bank Fairness Opinion”), dated as of the date of the meeting of the Board of Directors of River City Bank where this Agreement is voted upon and approved, to the effect that payment of the Merger Consideration is fair, from a financial point of view, to River City Bank and its shareholders as of the date of approval of this Agreement. Village Financial shall have received from Scott & Stringfellow, Inc. a written opinion (the “Village Financial Fairness Opinion”), dated as of the date of the meeting of the Board of Directors of Village Financial where this Agreement is voted upon and approved, to the effect that payment of the Merger Consideration is fair, from a financial point of view, to Village Financial and its shareholders as of the date of approval of this Agreement.

7.2 Conditions to Obligation of River City Bank. The obligation of River City Bank to consummate the Merger is also subject to the fulfillment or written waiver by River City Bank prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Village Financial set forth in this Agreement shall be true and correct, subject to Section 5.2, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and River City Bank shall have received a certificate, dated the Effective Date, signed on behalf of Village Financial by the Chief Executive Officer and the Chief Financial Officer of Village Financial to such effect.

(b) Performance of Obligations of Village Financial. Village Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and River City Bank shall have received a certificate, dated the Effective Date, signed on behalf of Village Financial by the Chief Executive Officer and the Chief Financial Officer of Village Financial to such effect.

(c) Opinion of River City Bank’s Counsel. River City Bank shall have received an opinion of Williams Mullen, counsel to River City Bank, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of River City Bank who receive shares of Village Financial Common Stock in exchange for shares of River City Bank Common Stock, except that gain or loss may be recognized as to cash received as Merger Consideration and cash received in lieu of fractional share interests. In rendering its opinion, Williams Mullen may require and rely upon representations contained in letters from River City Bank, Village Financial, officers of River City Bank and Village Financial, River City Bank Employees, Village Financial Employees, and others.

7.3 Conditions to Obligation of Village Financial. The obligation of Village Financial to consummate the Merger is also subject to the fulfillment or written waiver by Village Financial prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of River City Bank set forth in this Agreement shall be true and correct, subject to Section 5.2, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Village Financial shall have received a certificate, dated the Effective Date, signed on behalf of River City Bank by the Chief Executive Officer and the Chief Financial Officer of River City Bank to such effect.

(b) Performance of Obligations of River City Bank. River City Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Village Financial shall have received a certificate, dated the Effective Date, signed on behalf of River City Bank by the Chief Executive Officer and the Chief Financial Officer of River City Bank to such effect.

(c) Opinion of Village Financial’s Counsel. Village Financial shall have received an opinion of McGuireWoods LLP, special counsel to Village Financial, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, McGuireWoods LLP may require and rely upon representations contained in letters from Village Financial, River City Bank, officers of River City Bank and Village Financial, River City Bank Employees, Village Financial Employees, and others.

ARTICLE VIII
TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Village Financial and River City Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach. At any time prior to the Effective Time, by Village Financial or River City Bank (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c) Delay. At any time prior to the Effective Time, by Village Financial or River City Bank, if their respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2008, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.1(c).

(d) No Approval. By River City Bank or Village Financial, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 7.1(a) herein is not obtained at the River City Bank Meeting or the Village Financial Meeting.

(e) Failure to Recommend, Etc. (i) At any time prior to the River City Bank Meeting, by Village Financial if the Board of Directors of River City Bank shall have failed to recommend that its shareholders approve the Merger and this Agreement, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Village Financial. (ii) At any time prior to the Village Financial Meeting, by River City Bank if the Board of Directors of Village Financial shall have failed to recommend that its shareholders approve the Merger and this Agreement, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of River City Bank.

(f) Decline in Village Financial Common Stock Price. By River City Bank, if the Board of Directors of River City Bank so determines by a vote of the majority of the members of its entire board, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Village Financial Ratio”) shall be less than .80; and

(ii) (x) the Village Financial Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If River City Bank elects to exercise its termination right pursuant to this Section, it shall give written notice to Village Financial (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Village Financial shall have the option to increase the consideration to be received by the holders of River City Bank Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Village Financial Ratio. If Village Financial so elects within such five-day period, it shall give prompt written notice to River City Bank of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 8.1(f), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the closing prices of a share of Village Financial Common Stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the period of 20 consecutive full trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

“Determination Date” shall mean the 10 consecutive full trading days immediately prior to the Effective Time.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Village Financial Common Stock on the NASDAQ reporting system (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

(g) Superior Proposal. By River City Bank, if the Board or Directors of River City Bank so determines by a vote of the majority of the members of its entire board, at any time prior to the River City Bank Meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by River City Bank in compliance with Section 6.7 and that would, if consummated, result in a transaction that is more favorable to River City Bank’s stockholders from a financial point of view than the Merger (a “Superior Proposal”); provided, however, that (i) this Agreement may be terminated by River City Bank pursuant to this Section 8.1(g) only after the fifth business day following Village Financial’s receipt of written notice from River City Bank advising Village Financial that River City Bank is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such 5 business day period, Village Financial does not make an offer to River City Bank that the River City Bank Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal and (ii) River City Bank pays the Fee and the Additional Fee to Village Financial as specified in Section 8.3(b).

8.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in Sections 6.15 and 8.3 and Article IX.

8.3 Fees and Expenses.

(a) River City Bank shall pay Village Financial, by wire transfer the sum of $600,000 (the “Fee”) if this Agreement is terminated as follows:

(i) if Village Financial terminates this Agreement pursuant to Section 8.1(b), or Section 8.1(e)(i), then River City Bank shall pay the Fee on the business day following such termination; or

(ii) if River City Bank terminates this Agreement pursuant to Section 8.1(d)(ii) due to the failure of the stockholders of River City Bank to approve this Agreement, and, at or prior to the time of the failure of River City Bank’s stockholders to approve this Agreement and the Merger, an Acquisition Proposal shall have been made public and not withdrawn, then River City Bank shall pay the Fee on the business day following such termination;

provided, if within twelve months of the date of such termination of this Agreement under subsections (i) and (ii) above, River City Bank executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then River City Bank shall pay Village Financial, by wire transfer, an additional sum of $400,000 (the “Additional Fee”) upon the date of such execution or consummation; provided, further, that if the Acquisition Proposal mentioned in the preceding clause is the Acquisition Proposal made public and not withdrawn under Section 8.3(a)(ii), the time period limitation shall be eighteen months rather than twelve months.

(b) If River City Bank terminates this Agreement pursuant to Section 8.1(g), then River City Bank shall pay Village Financial the Fee and the Additional Fee, by wire transfer, on the business day following such termination.

(c) If River City Bank terminates this Agreement pursuant to Section 8.1(b) or 8.1(e)(ii), then Village Financial shall pay River City Bank the Fee, by wire transfer, on the business day following such termination.

(d) If either party fails to pay all amounts due the other party under Sections 8.3(a), (b), or (c), as applicable, on the dates specified, then such defaulting party shall pay all costs and expenses (including legal fees and expenses) actually incurred by the other party in connection with the collection of the Fee or Additional and the enforcement of this Section 8.3 together with interest on such unpaid Fee or Additional Fee and costs and expenses, commencing on the date that the Fee or Additional Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Prime Rate plus 2.00%.

ARTICLE IX
MISCELLANEOUS

9.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.11, 6.13, 6.14, 6.15 and 6.16 and Articles II, III and IX which shall survive the Effective Time). In addition, if this Agreement is terminated, no representations, warranties, agreements and covenants contained in this Agreement shall survive the termination of this Agreement (other than Sections 6.6(b) and 6.15 and Articles VIII and IX which shall survive such termination).

9.2 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the earlier of the Village Financial Meeting or the River City Bank Meeting, this Agreement may not be amended if it would violate the VSCA.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

9.4 Governing Law and Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia without resort to its conflict of law rules. The parties hereby agree and consent that any and all causes of action arising under this Agreement shall have exclusive jurisdiction and venue in the Circuit Court for the County of Chesterfield, Commonwealth of Virginia. The parties consent to the exclusive jurisdiction and venue of such court for the resolution of all causes of action arising under this Agreement upon proper service of process, and hereby waive any objections to the jurisdiction and venue thereof.

9.5 Notices. All notices and other communications given hereunder shall be in writing. Notices shall be effective when delivered, if delivered personally. Otherwise, they shall be effective when sent to the parties at the addresses or numbers listed below, as follows: (i) on the business day delivered (or the next business day following delivery if not delivered on a business day) if sent by a local or long distance courier, prepaid telegram, telefax or other facsimile means, or (ii) three days after mailing if mailed by registered or certified U.S. mail, postage prepaid and return receipt requested.

If to River City Bank, to:

River City Bank
6127 Mechanicsville Turnpike
Mechanicsville, Virginia 23111
Attn: William D. Stegeman
Facsimile: (804) 569-0423

With a copy to:

Williams Mullen, P.C.
Two James Center
1021 East Cary Street (23219)
P.O. Box 1320
Richmond, Virginia 23218-1320
Attn: Wayne A. Whitham, Jr., Esq.
Facsimile: (804) 783-6507

If to Village Financial, to:

Village Bank and Trust Financial Corp.
1231 Alverser Drive
Midlothian, Virginia 23113
Attn: Thomas W. Winfree
Facsimile: (804) 897-4750

With a copy to:

McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219
Attention: Patrick A. De Ridder, Esq.
Facsimile: (804) 698-2221

9.6 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for Section 6.16 which is intended to be for the benefit of the Persons referred to in such Section 6.16 and may be enforced by such Persons.

9.7 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibit or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require River City Bank, Village Financial, its Subsidiaries or any of their respective affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

[SIGNATURES ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

RIVER CITY BANK

By:
Name:
Title:

VILLAGE BANK AND TRUST FINANCIAL CORP.

By:
Name:
Title:

VILLAGE BANK

By:
Name:
Title:

EXHIBIT A

STEGEMAN EMPLOYMENT AGREEMENT

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into and effective as of the 9th day of March 2008, by and between VILLAGE BANK, a Virginia chartered bank corporation (the "Corporation") and William D. Stegeman (the "Executive").

W I T N E S S E T H:

WHEREAS, the Corporation desires to retain the services of Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of the Corporation has approved this Employment Agreement and authorized its execution and delivery on the Corporation's behalf to the Executive; and

WHEREAS, the Corporation and Village Bank and Trust Financial Corporation have entered into an Agreement and Plan of Reorganization and Merger dated March 9, 2008 with River City Bank (the “Merger Agreement”) pursuant to which River City Bank would merge with and into the Corporation (the “Merger”); and

WHEREAS, the Executive has significant experience serving in senior bank management positions, including those of President and CEO at River City Bank, and the Corporation desires to employ the Executive as a key executive officer of the Corporation whose dedication, availability, advice and counsel to the corporation is deemed important to the Board of Directors of the Corporation, the Corporation and its stockholders;

WHEREAS, the services of the Executive, his experience and knowledge of the affairs of the Corporation, and his reputation and contacts in the industry are valuable to the Corporation; and

WHEREAS, the Corporation wishes to attract and retain such well-qualified executives and it is in the best interests of the Corporation and of the Executive to secure the services of the Executive; and

WHEREAS, the Corporation considers the establishment and maintenance of a sound management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation and its stockholders; and

NOW, THEREFORE, to assure the Corporation of the Executive's dedication, the availability of his advice and counsel to the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation and the Executive hereby agree as follows:

1. EMPLOYMENT: The Corporation agrees to, and does hereby, employ Executive, beginning on the effective date of the Merger and the Executive agrees to, and does hereby, accept such employment, for the period beginning on the effective date of the Merger and ending on the second anniversary of the effective date of the Merger, which period of employment may be extended or terminated only upon the terms and conditions hereinafter set forth.

Until the Merger is completed, neither Executive nor the Corporation shall have any obligations to the other under this Agreement.

If the Merger is not completed, then on the date the Merger Agreement terminates, this Agreement also shall terminate.

2. EXECUTIVE DUTIES: Executive agrees that, during the term of his employment under this Agreement and in his capacity of Senior Vice President, he will devote his full business time and energy to the business, affairs and interests of the Corporation and serve it diligently and to the best of his ability. The services and duties to be performed by Executive shall be those appropriate to his office and title as currently and from time to time hereafter specified in the Corporation's By-laws or otherwise specified by the President of the Corporation. It is acknowledged that Mr. Stegeman is an operating member of Hartoak Properties, L. L. C. which will not impact his Bank work.

3. COMPENSATION: The Corporation agrees to pay Executive, and Executive agrees to accept, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary at the annual rate of One Hundred Thirty-One Thousand Dollars ($131,000.00), which shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with Corporation's policy relating to salaried employees. Such salary may be increased in the sole and absolute discretion of the Corporation's Board of Directors or Committee thereof duly authorized by the Board to so act. The Board of Directors, in its discretion, may cause the Corporation to pay bonuses to the Executive from time to time.

4. PARTICIPATION IN BENEFIT PLANS, REIMBURSEMENT OF BUSINESS EXPENSES AND OTHER BENEFITS: (i) During the term of employment under this Agreement, Executive shall be entitled to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans of the Corporation presently in effect (including, without limitation, stock option plans) or hereafter adopted by the Corporation and generally available to any employees of senior executive status, and, additionally, Executive shall be entitled to have the use of Corporation's facilities and executive benefits as are customarily made available by the Corporation to its executive officers.

(ii) During the term of this Agreement, to the extent that such expenditures are substantiated by the Executive as required by the Internal Revenue Service and policies of the Corporation, the Corporation shall reimburse the Executive promptly for all expenditures (including travel, entertainment, parking, business meetings, and the monthly costs, including dues, of maintaining memberships at appropriate clubs) made in accordance with rules and policies established from time to time by the Board of Directors of the Corporation in pursuance and furtherance of the Corporation's business and good will.

(iii) The Corporation shall provide a monthly stipend of Five Hundred Dollars ($500.00) to the Executive for the maintenance and expense of operation of the Executive's automobile. Additionally, the Bank will reimburse ½ of the $350.00 Monthly dues for membership in the Federal Club.

Section 5. is intentionally omitted.

6. ILLNESS: In the event Executive is unable to perform his duties with reasonable accommodations under this Agreement on a full-time basis for a period of four (4) consecutive months by reason of illness or other physical or mental disability, and at or before the end of such period he does not return to work on a full-time basis, the Corporation may terminate this Agreement without further or additional compensation payment being due the Executive from the Corporation pursuant to this Agreement, except benefits accrued through the date of such termination under employee benefit plans of the Corporation. These benefits shall include long-term disability and other insurance or other benefits then regularly provided by the Corporation to disabled employees, as well as any other insurance benefits so provided.

7. DEATH: In the event of Executive's death during the term of this Agreement, this Agreement shall terminate as of the end of the month in which Executive dies. This
Section 7 shall not affect the rights of any person under other contract between the Executive and either the Corporation or under any life insurance policy.

8. TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON:

(a) Notwithstanding the provisions of Section 1 hereof, the Board of Directors of the Corporation may, without Cause (as hereafter defined), terminate the Executive's employment under this Agreement at any time in any lawful manner by giving not less than thirty (30) days written notice to the Executive. The Executive may resign for Good Reason (as hereafter defined) at any time by giving not less than thirty (30) days written notice to the Corporation. If the Corporation terminates the Executive's employment without Cause or the Executive resigns for Good Reason, then in either event:

(i) The Executive shall be paid for the remainder of the then current term of this Agreement, at such times as payment was theretofore made, the salary required under Section 4 that the Executive would have been entitled to receive during the remainder of the then current term of this Agreement had such termination not occurred; and

(ii) The Corporation shall maintain in full force and effect for the continued benefit of the Executive for the next six (6) months following the month in which the termination occurs, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and program.

(iii) The Executive shall thereon have no further recourse, and the Corporation shall have no further obligation, under the Agreement.

(b) For purposes of this Agreement, "Good Reason" shall mean:

(i) The assignment of duties to the Executive by the Corporation which (A) are materially different from the Executive's duties on the date hereof, or (B) result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent;

(ii) The removal of the Executive from or any failure to re-elect him to the position of Senior Vice President of the Corporation, except in connection with a termination of his employment by the Corporation for Cause or by reason of the Executive's disability or death;

(iii) A reduction by the Corporation of the Executive's base salary to less than One Hundred Thirty-One Thousand Dollars ($131,000.00) per year;

(iv) The failure of the Corporation to provide the Executive with substantially the same fringe benefits (including paid vacations) that were provided to him immediately prior to the date hereof; or

(v) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 11(c) hereof.

(c) Resignation by the Executive for Good Reason shall be communicated by a written Notice of Resignation to the Corporation, within fourteen (14) days of the initial existence of the condition constituting Good Reason and following a thirty (30) day period in which the Employer may remedy the condition without incurring any obligation hereunder. A "Notice of Resignation" shall mean a notice which shall indicate the specific provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason.

(d) If within thirty (30) days after any Notice of Resignation is given the Corporation notifies the Executive that a dispute exists concerning the resignation for Good Reason and that it is requesting arbitration pursuant to Section 17, the Corporation shall continue to pay the Executive his full salary and benefits as described in Sections 4 and 5, as and when due and payable, at least until such time as a final decision is reached by the panel of arbitrators. If Good Reason for resignation by the Executive is ultimately determined not to exist, then all sums paid by the Corporation to the Executive, including but not limited to the cost to the Corporation of providing the Executive such fringe benefits, from the date of such resignation to the date of the resolution of such dispute shall be promptly repaid by the Executive to the Corporation with interest at the rate charged from time to time by the Corporation to its most substantial customers for unsecured extensions of credit. Should it ultimately be determined that Good Reason for resignation by the Executive is ultimately determined to exist, then the Executive shall be entitled to retain all sums paid to him pending the resolution of such dispute and he shall be entitled to receive, in addition, the payments and other benefits provided for in Section 8(a).

A failure by the Corporation to notify the Executive that a dispute exists concerning the resignation for Good Reason within thirty (30) days after any Notice of Resignation is given shall constitute a final waiver by the Corporation of its right to contest either that such resignation was for Good Reason or its obligations to the Executive under Section 8(a) hereof.

(e)
If the Executive's employment terminates after a Change of Control (as defined in Section 10 hereof), the payments to which he is entitled pursuant to Section 10 shall be in lieu of any payment to which he might otherwise be entitled under the terms of Section 8(a)(i). The benefits to which the Executive is entitled under Section 8(a)(ii) shall be payable whether or not his employment terminates after a Change of Control

.

9. RESIGNATION-TERMINATION FOR CAUSE_REGULATORY TERMINATION – The Bank or the Executive may terminate this Agreement, with or without cause, subject to the following conditions:

(a)
Notwithstanding the provision of Section 1 of this agreement, the Board of Directors of the Corporation may, in its sole discretion, terminate the Executive’s employment for Cause. For the purpose of this agreement, “Cause” shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, repeated abuse of alcohol or illegal drugs by Executive which substantially affects his ability to perform his job duties or which results in material economic injury to the Corporation or material breach of any provision of this agreement.

(b)
If the Executive is discharged by the Corporation for Cause, or he terminates his employment without default by the Corporation in performance of its obligations under this Agreement, the Corporation shall have no further obligation to him, and he shall have no further rights under this Agreement.

(c)
In the event the Executive resigns from or otherwise voluntary terminates his employment by the Corporation at any time (except for Good Reason), or if the Corporation rightfully terminates the Executive’s employment for Cause, the Corporation thereafter shall have no obligation to make any further payments under this Agreement.

(d.)
If Executive is suspended and/or prohibited from participating in the conduct of the Corporation’s affairs by a notice served under the Federal Deposit Insurance Act or any other regulatory authority, the Corporation’s obligations under this agreement shall be terminated.

10. CHANGE OF CONTROL:

(a) If the Executive's employment terminates for any reason other than for Cause or voluntary resignation during the term of this Agreement and any renewal term following a Change of Control, the Corporation shall

(i) On or before the Executive's last day of employment with the Corporation (in addition to all other payments and benefits to which the Executive is entitled under any other contract) pay to the Executive as compensation for services rendered to it a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to two (2.00) times the Executive's salary and bonus received during the twelve (12) months ending with the termination of the Executive's employment, provided that, at the option of the Executive, the cash amount required to be paid hereby shall be paid by the Corporation in equal monthly installments over the twenty-four (24) months succeeding the date of termination, payable on the first day of each such month.

(b) For purposes of this Agreement, a "Change of Control" shall mean (i) the acquisition by any "person" or "group" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")), other than the Corporation, any subsidiary of the Corporation or any Corporation's or subsidiary's employee benefit plan, directly or indirectly, as "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Corporation representing fifty percent (50%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of the Corporation; (ii) or other business combination of the Corporation with any other "person" or "group" (as defined in Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Corporation immediately prior thereto continuing to represent either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof, at least fifth percent (50%) of the outstanding common stock of the Corporation or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (iii) a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets; or (iv) any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of the Corporation determines to affect control of the Corporation and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of the Agreement. Notwithstanding the foregoing, an acquisition by the Corporation of another corporation, a financial or structural reorganization of the Corporation, or the creation by the Corporation of a bank holding company of which it is a subsidiary shall not be considered to result in a change of control.

11. COVENANTS:

(a.)
The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise; provided, if Executive secures other full time employment after a termination without Cause or a resignation for Good Reason (other than self employment or employment by an entity he owns or controls), the obligations of the Corporation under Section 8(a) shall be reduced dollar for dollar by the cash compensation received by the Executive from such other employment. This Section 11(a) shall not be interpreted to require or permit any reduction of benefits to which the Executive may be entitled under Section 10.

(b.)
During the period of Executive’s employment hereunder and for a period of one year after termination or expiration of such employment for any reason, the Executive agrees that neither he nor any corporation, partnership or business he owns, controls or participates in shall for himself, or on behalf of or in conjunction with any other person, partnership or corporation directly or indirectly (i) solicit or attempt to solicit any customer, independent contractor, employee or officer of the Corporation for the purpose of employing such person or causing him or her to terminate their relationship or employment with the Corporation, or (ii) solicit or attempt to solicit any current customer of the Corporation for services provided by the Corporation.

(c.)
The Executive covenants that he is not the subject of any contract that prevents him from executing this Agreement and performing the duties of Senior Vice President. The executive further covenants that he is not subject to any covenants or obligations not to compete and is not subject to any other restrictions or obligations which would prevent him from fulfilling the duties specified in this agreement.

12. NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	William D. Stegeman
9478 Hartford Oaks Drive
Mechanicsville, Virginia 23116

If to the Corporation:	Thomas W. Winfree, Chief Executive Officer
Village Bank
P. O. Box 330
Midlothian, Virginia 23112

With a copy to:	Craig D. Bell, Esquire
McGuireWoods LLP
901 East Cary Street
Richmond, Virginia 23219-4030

or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. MODIFICATION - WAIVERS - APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.

14. INVALIDITY – ENFORCEABILITY - SEVERABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agree-ment that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

15. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his executor or, if there is no such executor, to his estate.

16. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

17. ARBITRATION: Any dispute, controversy or claim arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Richmond, Virginia in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The Corporation shall pay all administrative fees associated with such arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Subject to Section 11(a), unless otherwise provided in the rules of the American Arbitration Association, the arbitrators shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees and expenses of the parties, as well as the arbitrators’ fees and expenses, in such proportions as the arbitrators deem just.

18. CONFIDENTIALITY:

(a) The Executive acknowledges that the Corporation may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Corporation, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the Confidential Information of the Corporation. For purposes of this Agreement, "Confidential Information" shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Corporation's financial information, plans, or any other information of whatever nature in the possession or control of the Corporation which has not been published or disclosed to the general public, or which gives to the Corporation an opportunity to obtain an advantage over competitors who do not know of or use it. The Executive further agrees that if his employment hereunder is terminated for any reason, he will leave with the Corporation and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of the Corporation.

The foregoing paragraph shall not be applicable if and to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and his legal counsel urge that the aforementioned confidentiality be preserved.

The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Corporation or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

"EXECUTIVE"

ATTEST:	By:
William D. Stegeman

VILLAGE BANK

ATTEST:	By:
AUTHORIZED OFFICER
Thomas W. Winfree
CHIEF EXECUTIVE OFFICER

EXHIBIT B

ARTICLES OF MERGER

ARTICLES OF MERGER

RIVER CITY BANK
a Virginia corporation

with and into

VILLAGE BANK
a Virginia corporation

These Articles of Merger are hereby filed with the State Corporation Commission of the Commonwealth of Virginia (the “Commission”) pursuant to Title 13.1, Chapter 9, Article 12 of the Code of Virginia, as amended (the “Code”).

1. Plan of Merger. The plan of merger for the following entities is set forth in the Agreement and Plan of Reorganization and Merger dated _____________, 2008 by and among Village Bank and Trust Financial Corp., Village Bank and River City Bank (the “Agreement and Plan of Reorganization”), which agreement is attached hereto as Exhibit A and incorporated herein by reference:

Surviving Entity:	Village Bank(“Village Bank”), a Virginia corporation

Non-Surviving Entity:	River City Bank (“River City Bank”), a Virginia corporation

2. Statements of Consent.

A. The Board of Directors of Village Bank submitted the Agreement and Plan of Reorganization to Village Bank and Trust Financial Corp., a Virginia corporation and the sole shareholder of Village Bank (“Village Financial”), in accordance with the provisions of Chapter 9 of Title 13.1 of the Code, and the Agreement and Plan of Reorganization was adopted by Village Financial.

B. The Board of Directors of River City Bank submitted the Agreement and Plan of Reorganization to the shareholders of River City Bank in accordance with the provisions of Chapter 9 of Title 13.1 of the Code, and:

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(i) the designation, number of outstanding shares, and number of votes entitled to be cast by the voting group entitled to vote on the Agreement and Plan of Reorganization were:

Designation	No. of Outstanding Shares	No. of Votes

Common Shares, $5.00 par value (the “River City Bank Common Shares”)

(ii) the total number of undisputed votes cast for the Agreement and Plan of Reorganization by the voting group entitled to vote on the Agreement and Plan of Reorganization was:

Voting Group	Total No. of Undisputed Votes Cast FOR the Plan

River City Bank Common Shares

(iii) the number of votes cast for the Agreement and Plan of Reorganization by the voting group entitled to vote on the Agreement and Plan of Reorganization was sufficient for approval.

3. Effective Date and Time. These Articles of Merger shall become effective as of ____________ __.m., _______________, 2008.

4. Counterparts. These Articles of Merger may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger to be executed by their duly authorized officers as of __________________, 2008.

VILLAGE BANK

By:
Name:
Title:

RIVER CITY BANK

By:
Name:
Title:

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EXHIBIT C

AFFILIATES’ AGREEMENT

AFFILIATE AGREEMENT
___________, 2008

Village Bank and Trust Financial Corp.
1231 Alverser Drive
Midlothian, Virginia 23113
Attention: Thomas W. Winfree,
President and Chief Executive Officer

Ladies and Gentlemen:

I understand that pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated as of __________, 2008 (the “Merger Agreement”), by and among Village Bank and Trust Financial Corp., a Virginia corporation (“Village Financial”), Village Bank, a Virginia corporation and a wholly-owned subsidiary of Village Financial (“Village Bank”), and River City Bank, a Virginia corporation (“River City Bank”), River City Bank plans to merge with and into Village Bank (the “Merger”).

I further understand that as a result of the Merger, I may receive shares of Village Financial common stock, par value $4.00 per share (“Village Financial Stock”), in exchange for shares of common stock, par value $5.00 per share, of River City Bank.

I have been advised that as a result of the Merger and the transactions contemplated thereby, I may be deemed to be an “affiliate” of Village Financial, as that term is defined under the U.S. federal securities laws, including without limitation the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (collectively, the “Securities Laws”).

I have carefully read and reviewed this letter agreement and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to engage in transactions involving Village Financial Stock after the Merger, to the extent I felt necessary, with my counsel.

I represent, warrant and covenant with and to Village Financial that:

1. I have received, read and shall comply with Village Financial’s insider trading policy.

2. I shall not purchase, sell, transfer, or engage in any other transaction involving Village Financial Stock, whether acquired before, in connection with or after the Merger, unless such purchase, sale, transfer or other transaction is in compliance with (i) Village Financial’s insider trading policy and any other polices or procedures applicable to employees, officers or directors of Village Financial regarding transactions involving Village Financial Stock and (ii) and the Securities Laws.

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3. I further understand and agree that this letter agreement shall apply to all shares of Village Financial Stock that I am deemed to beneficially own, as determined under the Securities Laws, whether or not such shares were acquired in connection with the Merger.

Very truly yours,

By:
Name:
Title:

Accepted this ___ day of ___________, 2008

VILLAGE BANK AND TRUST FINANCIAL CORP.

By:
Name:
Title:

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